Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LBW Holding Corp.,

MODINE MANUFACTURING COMPANY

TYROLEAN HOLDING CORP.,

AND

MASON WELLS BUYOUT FUND IV, LP, as Stockholders Agent

DATED AS OF MAY 29, 2025

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Page

ARTICLE ITHE MERGER1

1.1The Merger1

1.2Effective Time of the Merger1

ARTICLE IITHE SURVIVING CORPORATION2

2.1Certificate of Incorporation2

2.2Bylaws2

2.3Directors2

2.4Officers2

ARTICLE IIICONVERSION OF SHARES2

3.1Conversion of Shares2

3.2No Further Transfers3

ARTICLE IVPAYMENT OF PURCHASE PRICE4

4.1Certain Transactions4

4.2Purchase Price Adjustments6

4.3Payments to Optionholders; Withholding Amounts9

4.4Dissenting Shares9

4.5Withholding Rights10

ARTICLE VCLOSING10

5.1Closing Transactions10

5.2Conditions to Buyer’s and Acquisition’s Obligations10

5.3Conditions to the Company’s Obligations13

ARTICLE VIPRE-CLOSING COVENANTS14

6.1Operation and Maintenance of the Business14

6.2Negative Covenants14

6.3Information and Exclusivity15

6.4Efforts to Close16

6.5Schedules16

6.6Parachute Payments17

6.7Termination of Certain Agreements18

ARTICLE VIIREPRESENTATIONS AND WARRANTIES OF the Company18

7.1Corporate Organization, Power and Authorizations18

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7.2Authorization of Transaction19

7.3Capital Stock and Related Matters19

7.4Absence of Conflicts20

7.5Financial Statements20

7.6Recent Developments21

7.7Assets24

7.8Taxes25

7.9Contracts and Commitments29

7.10Proprietary Rights29

7.11Litigation; Proceedings31

7.12Brokerage31

7.13Governmental Licenses and Permits32

7.14Employee Benefit Plans32

7.15Insider Transactions33

7.16Compliance with Laws34

7.17Environmental Matters34

7.18Employees35

7.19Insurance38

7.20Customers and Suppliers38

7.21Bank Accounts39

7.22Anti-Corruption; Import-Export; Sanctions39

ARTICLE VIIIREPRESENTATIONS AND WARRANTIES OF buyer AND ACQUISITION39

8.1Organization, Power and Tax Status39

8.2Authorization of Transaction40

8.3Absence of Conflicts40

8.4Brokerage40

8.5Litigation40

8.6Post-Closing Solvency41

8.7Investment Representation41

8.8Acquisition41

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(continued)

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8.9Knowledge41

ARTICLE IXTERMINATION41

9.1Termination41

9.2Effect of Termination42

ARTICLE XADDITIONAL AGREEMENTS43

10.1Press Releases and Announcements43

10.2Expenses43

10.3Director, Officer and Fiduciary Matters43

10.4Specific Performance45

10.5Tax Matters46

10.6Acknowledgment by Buyer and Companies47

10.7Conflicts and Privilege48

10.8Stockholders Agent49

10.9 Consents 51

10.10Restrictive Covenants51

10.11R&W Policy53

10.12 Further Assurances 54

10.13General Release of Claims54

ARTICLE XIINDEMNIFICATION55

11.1Survival55

11.2Indemnification by Buyer56

11.3Limited Recourse56

ARTICLE XIIMISCELLANEOUS58

12.1Amendment and Waiver58

12.2Notices58

12.3Binding Agreement; Assignment59

12.4Severability60

12.5No Strict Construction60

12.6Captions60

12.7Entire Agreement60

12.8Counterparts; Electronic Delivery60

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12.9Governing Law; Jurisdiction and Venue60

12.10Parties in Interest61

12.11Other Definitional Provisions61

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EXHIBITS

Exhibit A Defined Terms

Exhibit B Certificate of Merger

Exhibit C Net Working Capital Principles and Illustration

Exhibit D Form of Escrow Agreement

Exhibit E Form of R&W Policy

Exhibit F Payoff Debt

Exhibit GForms of Letter of Transmittal

Exhibit HPercentage Share

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INDEX OF DEFINED TERMS
TERM	SECTION
Action	Exhibit A
Acquisition	Preamble
Additional Merger Consideration	3.1(b)
Adjustment Escrow	Exhibit A
Adjustment Time	Exhibit A
Affiliate	Exhibit A
Agreement	Preamble
Audit	10.5(d)
Audited Financial Statements	7.5(a)
Authorizations	7.13
Base Price	4.1(a)(i)
Business	Exhibit A
Business Day	Exhibit A
Buyer	Preamble
Buyer Released Claims	10.3(b)
Buyer Released Parties	10.12(a)
Buyer Releasing Party	10.3(b)
CARES Act	Exhibit A
Cash	Exhibit A
Certificate of Merger	1.2
Closing	Exhibit A
Closing Date	5.1(a)
Closing Option Consideration	3.1(e)
Closing Payment	4.1(a)
Closing Preferred Stock Price	Exhibit A
Closing Statement	4.2(b)
Closing Transactions	5.1(b)

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INDEX OF DEFINED TERMS
TERM	SECTION
Common Stock	Exhibit A
Companies	Exhibit A
Company	Preamble
Company Benefit Plans	Exhibit A
Company Insurance Policy	7.19
Company Proprietary Rights	7.10(a)
Confidentiality Agreement	6.3(a)
Consent	Exhibit A
Constituent Corporations	Recitals
Contract	Exhibit A
COVID-19	Exhibit A
Debt	Exhibit A
DGCL	Recitals
Dissenting Shares	Exhibit A
Effective Time	1.2
Environment	Exhibit A
Environmental Liabilities	Exhibit A
Environmental Requirements	Exhibit A
Environmental Permits	7.17(b)
Environmental Lien	Exhibit A
ERISA	Exhibit A
ERISA Affiliate	7.17(b)
Escrow Agent	Exhibit A
Escrow Agreement	Exhibit A
Estimated Cash	4.2(a)
Estimated Debt	4.2(a)
Estimated Net Working Capital	4.2(a)

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INDEX OF DEFINED TERMS
TERM	SECTION
Estimated Purchase Price	Exhibit A
Estimated Seller Transaction Costs	4.2(a)
Excess Amount	4.2(e)(i)
Excluded Current Assets	Exhibit A
Excluded Current Liabilities	Exhibit A
Final Cash	4.2(b)
Final Debt	4.2(b)
Final Net Working Capital	4.2(b)
Final Purchase Price	Exhibit A
Final Seller Transaction Costs	4.2(b)
Financial Statements	7.5(a)
Fraud	Exhibit A
GAAP	Exhibit A
Governmental Entity	Exhibit A
Hazardous Materials	Exhibit A
Indemnified Individuals	10.3(a)(iv)
Independent Accountants	4.2(c)
Insider	Exhibit A
Intellectual Property Licenses	Exhibit A
Interim Statements	7.5(a)
Investigating Parties	6.3(a)
IRCA	7.18(i)
IRS	Exhibit A
IT Assets	Exhibit A
Knowledge	Exhibit A
Labor Agreement	7.8(d)
Latest Balance Sheet	7.5(a)

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INDEX OF DEFINED TERMS
TERM	SECTION
L.B. White Company	Exhibit A
LBW Property	Exhibit A
Leased Real Properties	Exhibit A
Leases	7.7(a)
Legal Requirements	Exhibit A
Liability	Exhibit A
Lien	Exhibit A
Losses	Exhibit A
Malicious Code	7.10(f)
Mason Wells	Exhibit A
Material Adverse Effect	Exhibit A
Material Contract	Exhibit A
Material Customer	7.20(a)
Material Supplier	7.20(b)
Merger	1.1
Net Working Capital	Exhibit A
Non-Recourse Party	11.3
Open Source Software	Exhibit A
Optionholder	Exhibit A
Options	Exhibit A
Order	Exhibit A
Organizational Documents	7.6(l)
Owned Real Properties	Exhibit A
Parties	Exhibit A
Payoff Debt	Exhibit A
Percentage Share	Exhibit A
Permitted Liens	Exhibit A

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INDEX OF DEFINED TERMS
TERM	SECTION
Person	Exhibit A
Preliminary Closing Statement	4.2(a)
Proprietary Rights	Exhibit A
R&W Policy	Exhibit A
Real Properties	Exhibit A
Reeves Property	Exhibit A
Related Person	Exhibit A
Release	Exhibit A
Review Period	4.2(b)
Schedules	6.5(a)
Seller Released Claims	10.12(a)
Seller Released Parties	10.3(b)
Seller Releasing Party	10.12(a)
Seller Transaction Costs	Exhibit A
Series A Preferred Stock	Exhibit A
Shortfall Amount	4.2(e)(ii)
Software	Exhibit A
Stockholder Indemnitees	11.2
Stockholders	Exhibit A
Stockholders Agent	Preamble
Stockholders Agent Holdback	Exhibit A
Subsidiaries	Exhibit A
Surviving Corporation	Recitals
Tail Policy	10.3(a)(iv)
Target Net Working Capital	Exhibit A
Tax	Exhibit A
Tax Code	Exhibit A

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INDEX OF DEFINED TERMS
TERM	SECTION
Tax Return	Exhibit A
Termination Date	9.1(b)
Transaction Documents	Exhibit A
Transaction Payments	Exhibit A
Unpaid Pre-Closing Taxes	Exhibit A
WARN Act	7.18(d)
Withholding Amount	Exhibit A

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 29, 2025, by and among LBW HOLDING CORP., a Delaware corporation (the “Company”), MODINE MANUFACTURING COMPANY, a Wisconsin corporation (“Buyer”), TYROLEAN HOLDING CORP., a Delaware corporation and a wholly owned subsidiary of Buyer (“Acquisition”),  and, solely for purposes of Section 10.8, MASON WELLS BUYOUT FUND IV, LP, a Delaware limited partnership (the “Stockholders Agent”).  Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A.

WITNESSETH

WHEREAS, the board of directors of the Company and the board of directors of Buyer deem it advisable and in the best interests of their respective companies and such companies’ stockholders to consummate the merger of Acquisition with and into the Company on the terms and subject to the conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”).  At the Effective Time, Buyer shall own all of the issued and outstanding shares of capital stock of Acquisition.  Acquisition and the Company are sometimes collectively referred to herein as the “Constituent Corporations” and the Company, following the effectiveness of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER
1.1The Merger.  Subject to the terms and conditions hereof and in accordance with the DGCL, at the Effective Time, Acquisition shall be merged with and into the Company (the “Merger”) and the separate existence of Acquisition shall thereupon cease, and the Company shall be the surviving corporation in the Merger and a wholly owned Subsidiary of Buyer.  The Merger will have the effect set forth in the DGCL, this Agreement and the Certificate of Merger and, without limiting the foregoing, all properties, rights, privileges, immunities, powers, franchises, licenses, and authority of the Constituent Corporations will vest in the Surviving Corporation without reversion or impairment as provided under the DGCL.  The Surviving Corporation shall have all liabilities of the Constituent Corporations as provided under the DGCL.
1.2Effective Time of the Merger.  The Merger shall become effective as of the time and date of filing of the certificate of merger in substantially the form of Exhibit B (the “Certificate of Merger”) with the Delaware Secretary of State in accordance with the provisions of the DGCL, or, if mutually agreed upon by the Parties, at the time specified in the Certificate of Merger, if later than the time of filing.  As part of the Closing, the Parties shall cause the Certificate of Merger to be properly executed and filed in accordance with the DGCL and shall make all other

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filings or recordings required by the DGCL to effectuate the Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”
ARTICLE II
THE SURVIVING CORPORATION
2.1Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Acquisition will, by operation of law and without any further action by any Person, become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Legal Requirements.
2.2Bylaws.  At the Effective Time, the Bylaws of Acquisition will, by operation of law and without any further action by any Person, become the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Legal Requirements.
2.3Directors.  The directors of Acquisition holding office immediately prior to the consummation of the Merger shall be the directors of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
2.4Officers.  The officers of Acquisition holding office immediately prior to the consummation of the Merger shall be the officers of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.
ARTICLE III
CONVERSION OF SHARES
3.1Conversion of Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any holder of any shares of capital stock of Acquisition:
(a)Each share of Acquisition’s common stock, par value $0.0001 per share, that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable share of the Surviving Corporation’s Common Stock and will constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b)Each share of Series A Preferred Stock (other than Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount equal to its applicable Closing Preferred Stock Price, plus any amount payable with respect to such share of Series A Preferred Stock pursuant to Sections 4.2(e)(i), 4410.5(b), and 10.8(g), as applicable (“Additional Merger Consideration”), payable in cash to the holder thereof, without interest thereon, all in accordance with Section 4.1(f).
(c)Each share of Common Stock (other than Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished for no consideration to the holder thereof.

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(d)Each share of Series A Preferred Stock or Common Stock that is issued and outstanding immediately prior to the Effective Time by (i) the Company or any of its Subsidiaries (or held in the Company’s treasury) or (ii) Buyer, Acquisition or any of their respective subsidiaries, in each case, shall be automatically canceled and no payment shall be made in respect thereof.
(e)Each issued and outstanding Option to purchase shares of Common Stock, whether or not vested, shall be automatically cancelled and extinguished at the Effective Time for no consideration to the holder thereof.
(f)Each Dissenting Share shall be converted into the right to receive such consideration as may be determined to be due to the holder of such Dissenting Share pursuant to the DGCL.
(g)Upon conversion or cancellation thereof as described in this Section 3.1, each share of Common Stock, each share of Series A Preferred Stock and each Option shall automatically cease to exist and each holder of a certificate or agreement, as applicable, representing such share of Common Stock, share of Series A Preferred Stock or Option immediately prior to the Effective Time shall cease to have any rights with respect thereto other than the right to receive the payments described in this Agreement, in all cases without interest except as set forth in this Agreement.
3.2No Further Transfers.  At the Effective Time, the stock transfer books of the Company shall be closed and no registration of transfers of Common Stock or Series A Preferred Stock shall thereafter be made.  If, after the Effective Time, certificates representing shares of Common Stock or Series A Preferred Stock are presented to the Surviving Corporation or Buyer, they will be canceled and exchanged as provided in Section 3.1.
ARTICLE IV
PAYMENT OF PURCHASE PRICE
4.1Certain Transactions.
(a)Closing Calculations.  The closing payment to be paid pursuant to Section 4.1(b) shall be calculated as follows (collectively, the “Closing Payment”):
(i)One Hundred Twelve Million Dollars ($112,000,000) (the “Base Price”); plus
(ii)the Estimated Cash; plus
(iii)the amount, if any, by which Estimated Net Working Capital is greater than Target Net Working Capital; minus
(iv)the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital; minus
(v)the Estimated Debt; minus

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(vi)the Estimated Seller Transaction Costs; minus
(vii)the Adjustment Escrow; minus
(viii)the Stockholders Agent Holdback.
(b)Closing Payment.  The Closing Payment shall be paid by Buyer as follows:  each holder of record of a certificate that immediately prior to the Effective Time represented shares of Series A Preferred Stock (other than holders of Dissenting Shares) that is surrendered in accordance with Section 4.1(f) shall receive an amount equal to the Closing Preferred Stock Price.  The Closing Payment, less any amounts paid under the preceding sentence, shall be held in trust by the Surviving Corporation for the benefit of the Stockholders in accordance with Section 4.1(f).
(c)Indebtedness.  At the Closing, Buyer shall, on behalf of and at the direction of the Company, prepay the Payoff Debt in full to the parties owed such amounts.
(d)Seller Transaction Costs.  At the Closing, Buyer shall, on behalf of and at the direction of the Company, pay the Seller Transaction Costs in full to the parties owed such amounts.
(e)Escrow; Stockholders Agent Holdback.  At the Closing, Buyer will or will cause Acquisition to deliver an amount in cash equal to: (i) the Adjustment Escrow to the Escrow Agent to hold and disburse pursuant to the terms of this Agreement and the Escrow Agreement; and (ii) the Stockholders Agent Holdback to the Stockholders Agent to hold and distribute pursuant to the terms of this Agreement.
(f)Mechanics of Payments.
(i)At the Closing, Buyer shall pay or shall cause Acquisition to pay the Closing Payment to the Stockholders per wire transfer instructions provided by the Stockholders Agent.  All payments under or pursuant to this Agreement to the Stockholders or the Stockholders Agent shall be made by wire transfer of immediately available funds to one or more accounts designated by the Stockholders Agent.  A disbursement to a Stockholder shall be made: (A) only after delivery by such Person, as applicable, to the Stockholders Agent and Buyer of (1) such Stockholder’s Letter of Transmittal and stock certificates either duly endorsed for transfer or accompanied by duly executed stock powers and (2) option surrender agreements; and (B) using the information contained on Schedule 7.3(a) to this Agreement for the number of shares of Common Stock and Series A Preferred Stock and the number of shares of Common Stock covered by Options owned by each Stockholder.  Prior to the Closing Date, the Company may update the information on Schedule 7.3(a) by written notice to Buyer to reflect any changes which occur from and after the date of this Agreement in the information set forth in such Schedule; provided that, (i) no such changes shall increase the Closing Payment and (ii) except as set forth in this Agreement, prior to the Closing Date, the Company shall not issue, authorize or sell any shares of its capital stock, or rights to acquire shares of its capital stock, or enter into any agreement providing for the issuance or sale of its capital stock, except upon the exercise of any of the Options listed on Schedule 7.3(a).

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(ii)Any portion of the Final Purchase Price that remains unclaimed by the Stockholders twelve (12) months after the Effective Time (for purposes of clarification excluding any amounts in the Adjustment Escrow or the Stockholders Agent Holdback) shall be returned to Buyer upon demand, and any such holder who has not exchanged shares of Series A Preferred Stock for the Closing Preferred Stock Price, together with the Additional Merger Consideration, in accordance with this Section 4.1(f) prior to that time shall thereafter look only to Buyer and/or the Surviving Corporation for payment thereof.
4.2Purchase Price Adjustments.  The Estimated Purchase Price will be adjusted following the Closing as set forth in this Section 4.2.
(a)Preliminary Closing Statement.  Commensurate with the execution of this Agreement, the Company has delivered to Buyer a statement (the “Preliminary Closing Statement”) setting forth its good faith estimates, of the amount of (i) Cash (“Estimated Cash”), (ii) Net Working Capital (“Estimated Net Working Capital”), (iii) Debt (“Estimated Debt”), (iv) Seller Transaction Costs (“Estimated Seller Transaction Costs”) and (v) the Estimated Purchase Price.  From and after delivery of the Preliminary Closing Statement until the Closing, the Companies shall (1) provide Buyer and its representatives with reasonable access to the books and records of the Companies and to the senior management personnel of the Companies familiar with the Closing Statement, in each case, to the extent reasonably requested by Buyer or any of its representatives in connection with their review of the Closing Statement and (2) consider in good faith Buyer’s comments to the Closing Statement for the purpose of ensuring the accuracy of the amounts set forth thereon and the payments to be made at Closing.
(b)Closing Statement.  No later than sixty (60) days following the Closing Date, Buyer shall deliver to the Stockholders Agent a statement (the “Closing Statement”) setting forth its good faith calculations of the amount of (i) Cash (as finally determined pursuant to this Section 4.2(b), Section 4.2(c) or Section 4.2(d), “Final Cash”), (ii) Net Working Capital (as finally determined pursuant to this Section 4.2(b), Section 4.2(c) or Section 4.2(d), “Final Net Working Capital”), (iii) Debt (as finally determined pursuant to this Section 4.2(b), Section 4.2(c) or Section 4.2(d), “Final Debt”), (iv) the Seller Transaction Costs (as finally determined pursuant to this Section 4.2(b), Section 4.2(c) or Section 4.2(d), “Final Seller Transaction Costs”) and (v) the Final Purchase Price.  The Net Working Capital component of the Closing Statement shall be prepared in accordance with the same accounting methods, policies, principles, practices, and procedures used in the sample calculation of the Net Working Capital as set forth on Exhibit C (the “Net Working Capital Principles and Illustration”), and to the extent not inconsistent therewith, with the Company’s audited consolidated May 31, 2024 balance sheet (the “Reference Balance Sheet”).  The Closing Statement (i) shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of consummation of the transactions contemplated hereby, (ii) shall not be prepared using different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies or other methodologies than those contained in the Net Working Capital Principles and Illustration and the Reference Balance Sheet, as applicable, and (iii) shall be based on the facts and circumstances as they exist up to the Adjustment Time (and assuming, and giving effect to, the consummation of the transactions contemplated hereby with respect to the determination of the Seller Transaction Costs) and shall exclude the effect of any act, decision or event occurring after the Adjustment Time (other than such assumption as

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described in the immediately preceding parenthetical).  The Parties agree that the purpose of the Closing Statement and the related purchase price adjustment contemplated by Section 4.2(e) is to (A) measure the Cash, Debt and Seller Transaction Costs and (B) measure changes in the Net Working Capital against the Target Net Working Capital, in each case, in a manner consistent with this Section 4.2 and the definitions set forth in this Agreement, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies or other methodologies for the purpose of preparing the Closing Statement or determining the Cash, Net Working Capital, Debt or Seller Transaction Costs that are different from those contemplated by the two immediately foregoing sentences.  After Buyer’s delivery of its Closing Statement to the Stockholders Agent, Buyer may not revise or update such Closing Statement, and no later than forty-five (45) days after receipt thereof by the Stockholders Agent (the “Review Period”), the Stockholders Agent shall either: (A) provide written notice to Buyer that it agrees with Buyer’s Closing Statement, in which case Buyer’s Closing Statement shall be final and binding on the Parties, including all Stockholders or (B) provide written notice to Buyer that it objects to Buyer’s Closing Statement and deliver the Stockholders Agent’s proposed recalculation of the Closing Statement.  If Buyer agrees with the objection(s) of the Stockholders Agent and the Stockholders Agent’s proposed recalculation of the Closing Statement, then the Stockholders Agent’s proposed recalculation of the Closing Statement shall be final and binding on the Parties and the Estimated Purchase Price paid at the Closing shall be adjusted as set forth in Section 4.2(e).  If Buyer does not agree with the objection(s) of the Stockholders Agent or the Stockholders Agent’s proposed recalculation of the Closing Statement, then Buyer must, within thirty (30) days after receipt of the Stockholders Agent’s objection(s), notify the Stockholders Agent in writing of its disagreement.  In the event Buyer fails to timely deliver the Closing Statement pursuant to this Section 4.2(b), then, at the Stockholders Agent’s option by written notice to the Buyer at any time within thirty (30) days after the last date on which the Buyer had the right to deliver the Closing Statement, the Stockholders Agent may (x) declare the Preliminary Closing Statement final and binding on the Parties or (y) elect to deliver its own Closing Statement setting forth the Stockholders Agent’s good faith calculations of the Final Cash, Final Net Working Capital, Final Debt, Final Seller Transaction Costs and the Final Purchase Price (subject to Buyer’s right to review and object to the Closing Statement within forty-five (45) days after receipt thereof by Buyer).  Throughout the period following Buyer’s delivery of the Closing Statement (or the last date on which the Buyer had the right to deliver the Closing Statement if the Buyer fails to timely deliver the Closing Statement, as the case may be) until such amounts are finally determined pursuant to this Section 4.2, Buyer shall permit the Stockholders Agent and its counsel, accountants and other advisors complete access to the financial records of the Companies that are relevant to preparation or review of the Closing Statement; provided, that if Buyer does not provide such access or fails to provide such access following delivery of the Closing Statement, then the Review Period shall be extended by one day for each additional day required for Buyer to fully respond or provide such access.
(c)Independent Accountants.  The Parties shall use commercially reasonable efforts to resolve any dispute described in Section 4.2(b); provided, that all such discussion related thereto shall (unless otherwise agreed to by Buyer and Stockholders Agent) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement); provided further, that if they are unable to do so within thirty (30) days following Buyer’s notice to the Stockholders Agent that it disagrees with the Stockholders Agent’s objection(s) or the Stockholders Agent’s proposed recalculation of the Closing Statement, then by notice from the

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Stockholders Agent or Buyer to the other the disagreement may be submitted for resolution to the Milwaukee, Wisconsin office of Grant Thornton LLP or such other firm of independent accountants of national standing to which the Parties agree and which is not an entity that has provided services to either the Companies or Buyer within the last two (2) years (the “Independent Accountants”).  Within ten (10) days after the Independent Accountants have been retained, the Stockholders Agent and Buyer shall furnish, at their own expense, to the Independent Accountants and the other Party a written statement of their position with respect to each matter in dispute.  Within five (5) Business Days after the expiration of such ten (10) day period, the Stockholders Agent and Buyer may deliver to the Independent Accountants and to the other Party their response to the other’s position on each matter in dispute.  With each submission, the Stockholders Agent and Buyer may also furnish to the Independent Accountants such other information and documents as they deem relevant or such information and documents as may be requested by the Independent Accountants with appropriate copies or notification being given to the other Party.  The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with the Stockholders Agent and Buyer, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, other than any such conference, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any Party or by the Independent Accountants.
(d)Decision.  The Independent Accountants shall be directed to promptly, and in any event within thirty (30) days after their appointment pursuant to Section 4.2(c), render their decision solely on the disputed items.  The Closing Statement resulting therefrom shall be final and binding, absent manifest error, on the Parties, including all Stockholders on the date that the Independent Accountants deliver their final decision in writing to Buyer and the Stockholders Agent, and such decision shall not be subject to court review or otherwise appealable (but shall be enforceable by a court of competent jurisdiction).  The decision of the Independent Accountant on each item in dispute may not be greater than the higher position of Buyer or the Stockholders Agent nor lower than the lower position of Buyer or the Stockholders Agent with respect to such item.  The Independent Accountants’ determination as to each item in dispute shall be set forth in a written statement delivered to the Stockholders Agent and Buyer, which shall include the Independent Accountants’ determination of the Closing Statement.  The Independent Accountants shall also determine the portion of their fees and expenses to be paid by each of the Stockholders Agent and Buyer, with such fees and expenses being borne in inverse proportion to the degree to which the Independent Accountants accepted the positions of the respective Parties.
(e)Final Purchase Price Adjustments.
(i)If the Final Purchase Price is greater than the Estimated Purchase Price (such excess, the “Excess Amount”), then Buyer shall, within two (2) Business Days of the final determination, pay to or as directed by the Stockholders Agent (for distribution to the Stockholders based on each Stockholder’s Percentage Share, less any holdbacks or expenses payable pursuant to Sections 10.8(g) and 10.8(h), and less applicable Withholding Amounts) an amount equal to the Excess Amount by wire transfer of immediately available funds to one or more accounts of the Stockholders Agent designated in writing by the Stockholders Agent, and the Parties shall cause the Escrow Agent to release the entire Adjustment Escrow to the Stockholders Agent (for distribution to the Stockholders based on each Stockholder’s Percentage

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Share, less any holdbacks or expenses payable pursuant to Sections 10.8(g) and 10.8(h), and less applicable Withholding Amounts).  If the Stockholders Agent directs Buyer to make payment to the Stockholders Agent for further distribution by it to Stockholders, Buyer shall have satisfied its obligations under this Section 4.2(e)(i) by making payment to the Stockholders Agent for the Stockholder Agent’s further distribution, and the Buyer shall have no liability with respect to any action or omission of the Stockholders Agent following completion of such payment to the Stockholders Agent.
(ii)If the Final Purchase Price is less than the Estimated Purchase Price (such shortfall, the “Shortfall Amount”), the Shortfall Amount shall, within two (2) Business Days of the final determination, be paid out of the Adjustment Escrow by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer.  As soon as possible and in any event within two (2) Business Days following the payment of the Shortfall Amount, the Parties shall cause the Escrow Agent to release the remainder of the Adjustment Escrow, if any, to the Stockholders Agent for distribution to the Stockholders based on each Stockholder’s Percentage Share, less any holdbacks or expenses payable pursuant to Sections 10.8(g) and 10.8(h), and less applicable Withholding Amounts. The Adjustment Escrow shall be the sole source of payment for any Shortfall Amount, without limitation as to any rights or remedies arising from Fraud.
4.3Payments to Optionholders; Withholding Amounts.  For purposes of clarity, the Parties agree that any amounts payable hereunder to the Optionholders, whether under Section 4.1 or Section 4.2(e), in connection with a release of the Adjustment Escrow or otherwise, shall be paid to the Companies for distribution to the Optionholders in accordance with their payroll system regardless of whether any such Optionholder is then an employee of one of the Companies (and shall be net of applicable Withholding Amounts). After the Closing, Buyer shall cause the Companies (or any agent acting on behalf of Buyer or the Companies) to deduct and withhold the Withholding Amounts from the amounts otherwise payable to any Optionholder pursuant to this Agreement, as Buyer or the Companies (or any agent acting on behalf of Buyer or the Companies) is required to deduct and withhold in connection with the exercise of the underlying Option or with respect to the making of such payments under the Tax Code, or any provision of state, local or foreign Tax Legal Requirements, and to properly and promptly remit such amount to the appropriate Tax authority.  To the extent that Withholding Amounts are so deducted and withheld by Buyer or the Companies (or any agent acting on behalf of Buyer or the Companies), such Withholding Amounts shall be treated for all purposes of this Agreement as having been paid to the Optionholder in respect of which such deduction and withholding were made by the Companies.
4.4Dissenting Shares.  Notwithstanding anything to the contrary in this Agreement, Dissenting Shares shall not be converted into the right to receive any portion of the Estimated Purchase Price or the Final Purchase Price as provided in this Agreement, but shall become converted into the right to receive such consideration as may be determined to be due to the holder of the Dissenting Shares pursuant to the DGCL.  If any holder of Dissenting Shares shall, after the Effective Time, withdraw or otherwise lose the rights of appraisal provided in the DGCL, such Dissenting Shares shall be deemed to be converted, as of the Effective Time, into the right to receive the applicable consideration, if any, set forth in Section 3.1, without any interest thereon, and such amount, if any, shall be promptly paid to such holder. The Company shall give Buyer

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and Acquisition prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company.  The Company shall not, except with the prior written consent of Buyer, (i) voluntarily make (or agree or otherwise commit to make) any payment with respect to any demands for appraisal or otherwise settle or offer to settle any such demand, (ii) knowingly compromise any of the Company’s rights related to any such demand or (iii) otherwise take any material action in respect of any such demand.
4.5Withholding Rights.  Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax Code, or any applicable provision of state, local or foreign Tax law; provided, however, that Buyer or the Surviving Corporation shall (i) provide any such Stockholder with reasonable notice to allow the Stockholder to provide documentation to support any full or partial exemption from such withholding (other than with respect to any compensatory payments to any current or former employees of the Companies or failure to provide the certificate described in Section 5.2(h)(iv)) and (ii) timely remit to the appropriate Taxing authority any and all amounts so deducted or withheld.  To the extent that amounts are so withheld by Buyer or the Surviving Corporation in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by Buyer or the Surviving Corporation.
ARTICLE V
CLOSING
5.1Closing Transactions.
(a)Closing.  Unless otherwise agreed to in writing by the Company and Buyer or unless this Agreement shall have been terminated in accordance with ARTICLE IX, the Closing will occur on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of the conditions set forth in Sections 5.2 and 5.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time).  The date upon which the Closing actually occurs is referred to as the “Closing Date.”
(b)Closing Transactions.  Subject to satisfaction or waiver of the conditions set forth in Sections 5.2 and 5.3, the Parties will consummate the following transactions at the Closing (the “Closing Transactions”):
(i)the Company shall deliver to Buyer and Acquisition, as applicable, the certificates and other documents and instruments required to be delivered by the Company pursuant to Section 5.2;
(ii)Buyer and Acquisition shall deliver to the Company the certificates and other documents and instruments required to be delivered by Buyer or Acquisition, as applicable, pursuant to Section 5.3;
(iii)Buyer, Acquisition and the Company shall cause the Certificate of Merger to be properly executed and filed in accordance with the DGCL, and shall take any and all

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other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective; and
(iv)the Parties shall complete the transactions described in Section 4.1.
5.2Conditions to Buyer’s and Acquisition’s Obligations.  The obligations of Buyer and Acquisition to consummate the Closing Transactions are subject to the satisfaction (or waiver by Buyer and Acquisition in writing, in its sole discretion) of the following conditions as of the time of the Closing:
(a)The representations and warranties set forth in ARTICLE VII other than the Fundamental Representations, will be true and correct in all respects at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct (i) would not have a Material Adverse Effect (with any materiality qualifiers already set forth in such representations and warranties removed for purposes of this Section 5.2(a) so that only the Material Adverse Effect qualifier set forth in this paragraph applies for purposes of this Section 5.2(a)), or (ii) was caused by actions taken or omitted pursuant to a Buyer written consent provided pursuant to Sections 6.1 or 6.2, as the case may be;
(b)(i) The representations and warranties set forth in Section 7.3 will be true and correct in all respects at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for any de minimis failures to be so true and correct; and (ii) the representations and warranties set forth in Section 7.1 and Section 7.2 will be true and correct in all material respects at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects, and with any materiality qualifiers already set forth in such representations and warranties removed for purposes of this Section 5.2(b)(ii) so that only the materiality qualifier set forth in this paragraph applies for purposes of this Section 5.2(b)(ii));
(c)The Company will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing (with any materiality qualifiers already set forth in such covenants and agreements removed for purposes of this Section 5.2(c) so that only the materiality qualifier set forth in this paragraph applies for purposes of this Section 5.2(c));
(d)No judgment, decree, injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any

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Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;
(e)No Action shall be pending before any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions, other than any Action brought or filed by Buyer or its Affiliates;
(f)The Company shall have received payoff letters relating to the Payoff Debt, which shall include the release (or provisions providing for the release, upon receipt of the applicable payoff amounts) of all Liens, except for Permitted Liens, related thereto;
(g)The Merger shall have been approved by the Board of Directors and the requisite vote of the Stockholders of the Company entitled to vote thereon in accordance with the Company’s Organizational Documents and the DGCL (the “Requisite Approval”), and which Requisite Approval shall be in full force and effect and not rescinded or challenged; and
(h)On or prior to the Closing Date, the Company will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):
(i)a certificate from an officer of the Company certifying that each of the conditions set forth in Sections 5.2(a) and 5.2(b) has been and is satisfied as of the time of the Closing;
(ii)copies of resignations, effective as of the Closing, of the non-employee officers and directors of each of the Companies set forth on Schedule 5.2(h)(ii);
(iii)the Escrow Agreement, duly executed by the Stockholders Agent and the Escrow Agent; and
(iv)a certificate issued by the Company in form and substance prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in the Company is a United States real property interest as defined in Section 897(c) of the Tax Code (including a form of notice to the IRS as prescribed by Treasury Regulations Section 1.897-2(h)(2)).
5.3Conditions to the Company’s Obligations.  The obligation of the Company to consummate the Closing Transactions is subject to the satisfaction (or waiver by the Company in writing, in its sole discretion) of the following conditions as of the time of the Closing:
(a)The representations and warranties set forth in ARTICLE VIII will be true and correct in all respects at and as of the time of the Closing as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to timely consummate the transactions contemplated hereby;

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(b)Buyer and Acquisition will have performed and complied: (i) in all respects with the obligations of Buyer and Acquisition under Section 4.1; and (ii) in all material respects with all of the other covenants and agreements required to be performed by Buyer and Acquisition under this Agreement at or prior to the Closing;
(c)No judgment, decree, injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;
(d)No Action shall be pending before any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions, other than any Action brought or filed by the Company or its Affiliates;
(e)The Merger shall have been approved by the Board of Directors and the requisite vote of the Stockholders of the Company entitled to vote thereon; and
(f)On or prior to the Closing Date, Buyer will have delivered to the Company all of the following:
(i)a certificate from an officer of Buyer and Acquisition, dated as of the Closing Date and in a form reasonably satisfactory to the Stockholders Agent, certifying that each of the conditions set forth in Sections 5.3(a) and 5.3(b) has been and is satisfied as of the time of the Closing;
(ii)a certificate from an officer of each of Buyer and Acquisition certifying that the Merger has been approved by the boards of directors (or equivalent governing body) of Buyer and Acquisition, and as to Acquisition has been approved by its sole stockholder;
(iii)the Escrow Agreement, duly executed by Buyer;
(iv)documentation evidencing a fully paid extended reporting period policy of insurance as contemplated by Section 10.3(a)(vi) on terms and conditions reasonably satisfactory to the Company; and
(v)evidence of placement of the R&W Policy.
ARTICLE VI
PRE-CLOSING COVENANTS
6.1Operation and Maintenance of the Business.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE IX, except (i) as disclosed on Schedule 6.1, (ii) as required to comply with applicable Legal Requirements, or (iii)  to the extent Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of the Subsidiaries to, use commercially reasonable efforts to conduct its business and operations only in the ordinary course of business consistent with past practice.

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6.2Negative Covenants.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE IX, except (i) as disclosed on Schedule 6.2, (ii) as required to comply with applicable Legal Requirements, (iii) as required to comply with existing Contracts, or (iv) to the extent Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will cause each of the Subsidiaries to not:
(a)except for purchase orders for raw materials and components used in the manufacture of the Companies’ products entered into in the ordinary course of business, enter into any Contract with any supplier pursuant to which it has monetary or in kind obligations in excess of $50,000 in the aggregate pursuant to such Contract;
(b)directly or indirectly redeem, purchase or otherwise acquire, or authorize or issue, any of its capital stock or other securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) except as set forth in this Agreement or pursuant to the terms of any Option, employment or other agreement that contains repurchase provisions and is outstanding on the date of this Agreement;
(c)increase the base salary or bonus opportunity of any employee or make any material change to any employee benefit plan; and
(d)agree in writing to take any of the foregoing actions.

Without limiting the above restrictions, Buyer acknowledges and agrees that nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the Companies or their business prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its business, its Subsidiaries and of their respective businesses and operations.

6.3Information and Exclusivity.
(a)Access.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE IX, from time to time at Buyer’s reasonable request in connection with its efforts to consummate the transaction contemplated by this Agreement, and upon reasonable prior notice and at reasonable times, the Company will provide to representatives of Buyer and its agents, employees and accounting, Tax, legal and other advisors (collectively, the “Investigating Parties”):
(i)access to the assets of the Companies;
(ii)access to all books and records of the Companies (except employee medical records) and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and
(iii)opportunities to discuss the affairs of the Companies with the current senior officers of the Company who would reasonably be presumed to have information that would be relevant for the purposes of planning for the transition to Buyer’s ownership, upon prior written

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notice (including by email) to and approval of the Company, which approval may not be unreasonably withheld, delayed or conditioned except that the Company may require one of its representatives to be present for any such meeting.

Buyer agrees that the Company may limit the access granted pursuant to this Section 6.3(a) to, among other things, preserve the confidential nature of this Agreement and transactions contemplated hereby, and in furtherance of the foregoing, the Company shall not be required to (A) take any action that would constitute (1) a waiver of the attorney-client or other privilege or (2) a violation of any applicable Legal Requirement or fiduciary duty, (B) supply Buyer with any information which, in the reasonable judgment of the Company, the Company is under a contractual or legal obligation not to supply, or that would cause significant competitive harm to any of the Companies if the transactions are not consummated, in either case so long as the Companies provide reasonably contemporaneous notice to the Buyer of such determination, (C) provide information that relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or (D) take actions, or allow access, in a manner that would unreasonably disrupt the operations of any of the Companies. Buyer further agrees that all information derived by Buyer or any of the Investigating Parties as a result of the above shall be governed by the terms and conditions of that certain Confidentiality Agreement between the Company and Buyer dated January 23, 2025 (the “Confidentiality Agreement”).  Notwithstanding the foregoing, such access and information rights shall not extend to any sampling or analysis of soil, groundwater, vapor, building materials or other environmental media of the sort generally referred to as a “Phase II” environmental investigation unless authorized in advance in writing by the Company. Without limiting the foregoing, Buyer acknowledges and agrees that neither Buyer nor any Investigating Party may contact any customer, vendor, financing source, other related party or any employee of any of the Companies without the express written permission of the Company unless such contact is in the ordinary course of business of Buyer and solely and completely unrelated to this Agreement or the transactions contemplated hereby.

(b)Exclusivity. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE IX, the Company will not (and the Company will cause its Subsidiaries and its and their respective directors, officers, employees and agents to not) solicit, initiate, participate in, resume or maintain any contact concerning the submission of any proposal or offer from any Person (other than Buyer and its Affiliates) relating to any of the following: (i) a liquidation or dissolution of, (ii) a merger or consolidation with or into, (iii) an acquisition or purchase of any material assets of (or any material portion of the assets of), or any equity interest in, or (iv) any similar transaction or business combination involving any of the Companies.  The Companies agree to terminate all preexisting contacts concerning any of the activities described in the preceding clauses (i)-(iv) prior to or upon signing this Agreement.
6.4Efforts to Close.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE IX, (A) each of Buyer, Acquisition and the Company will use its respective reasonable best efforts to cause the conditions to Buyer’s, Acquisition’s and the Company’s obligations to consummate the Closing Transactions to be satisfied (including (i) as to the Company, to obtain the Requisite Approval, and (ii) as to all Parties, the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing);

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provided, however, that such efforts shall not require the Company to, or to offer to, (a) divest to others or hold separate (whether by establishing a trust or otherwise) any of its assets or businesses, or (b) pay any money or incur any material liability that is not contemplated by a contract or Legal Requirement currently in existence or in order to obtain any applicable consent, waiver or approval and (B) the Company will use commercially reasonable efforts to cause all Stockholders who have not executed and returned a Letter of Transmittal as of the date of this Agreement to execute and return a Letter of Transmittal.  Each of the Parties hereto agrees that, from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with ARTICLE IX, such Party shall not and shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a third party) that would reasonably be expected to materially prevent, impair or delay such Party’s ability to perform its obligations under this Agreement and the other Transaction Documents or consummate the transactions contemplated hereby or thereby.
6.5Schedules.
(a)Delivery of Schedules.  Contemporaneously with the execution and delivery of this Agreement, the Company is delivering the schedules described in this Agreement (collectively, the “Schedules”) to Buyer.  The Schedules are incorporated by reference herein and are deemed to constitute an integral part of this Agreement and to modify the representations and warranties of the Company contained in this Agreement.
(b)Disclosure on Schedules.  The Schedules are qualified in their entirety by reference to specific provisions of this Agreement to which they relate, and they are not intended to constitute, and shall not be construed as constituting, representations or warranties.  If a document or matter is disclosed in any Schedule to this Agreement, it shall be deemed to be disclosed with respect to any representation and warranty as to which the applicability of the disclosure is reasonably apparent on the face of such disclosure, without necessity of specific repetition or cross-reference; however, the disclosure of such document or matter is not intended as a representation or warranty as to the material nature of such document or matter nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or matters in any Schedule or constitute an admission of liability, guilt, violation or delinquency with respect to any Contract, Legal Requirement or Authorization.  Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Schedules is or is not in the ordinary course of business for purposes of this Agreement. In addition, matters set forth herein are not necessarily limited to matters required by this Agreement to be reflected in the Schedules, and any such additional matters are set forth for informational purposes only.  The headings contained in the Schedules are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Schedules or to expand, modify or influence the scope of the information required to be disclosed in the Schedules or the interpretation of this Agreement. All capitalized terms used in any Schedule shall have the definitions specified in this Agreement.

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(c)Notification.  Between the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE IX, each Party will promptly notify the other of the occurrence of any event that would reasonably be expected to make the satisfaction of one or more of the conditions in Sections 5.2 or 5.3, as applicable, impossible or unlikely; provided that the delivery of any notice pursuant to this Section 6.5(c) will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.
(d)Confidentiality.  The information contained in the Schedules is confidential, proprietary information of the Companies, and Buyer shall be obligated to maintain and protect such confidential information pursuant to this Agreement and the Confidentiality Agreement.  In disclosing the information in the Schedules, the Companies expressly do not waive any attorney-client privilege or other similar privilege associated with such information or any protection afforded by the work-product doctrine or other similar doctrine with respect to any of the matters disclosed or discussed herein.
6.6Reserved.
6.7Termination of Certain Agreements. In connection with the consummation of the transactions contemplated in this Agreement, the Companies shall cause the following agreements to each be terminated and of no further force and effect immediately prior to the Closing, including each of the following: (i) Institutional Investor Agreement, by and among Mason Wells Buyout Fund IV, LP, MW Buyout Executive Fund IV, LLC, PA Direct Credit Opportunities Fund II, L.P., and LBW Holding Corp., dated September 8, 2017, (ii) Stockholders Agreement, by and among LBW Holding Corp., Mason Wells Buyout Fund IV, LP, MW Buyout Executive Fund IV, LLC, PA Direct Credit Opportunities Fund II, L.P., and Kevin Gagermeier, dated September 8, 2017, and (iii) Management Services Agreement, by and between LBW Holding Corp. and Mason Wells Buyout Partners IV, LLC, dated September 8, 2017.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF the Company

As a material inducement to Buyer to enter into this Agreement, the Company hereby represents and warrants to the Buyer that the following statements are true and correct as of the date hereof:

7.1Corporate Organization, Power and Authorizations.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to qualify would not constitute a Material Adverse Effect.  The Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement.
(b)Each Subsidiary is a corporation or company duly incorporated or organized, validly existing and in good standing (or its equivalent) under the laws of its jurisdiction of incorporation or organization.  Each Subsidiary is qualified to do business in every jurisdiction

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in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to qualify would not constitute a Material Adverse Effect.  Each Subsidiary has all requisite corporate or company power and authority to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement.
7.2Authorization of Transaction.  The Company has full power and authority to execute and deliver this Agreement.  Except for obtaining the requisite approval of the applicable Stockholders, (i) the Company has full power and authority to execute and deliver all other Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder, and (ii) no other action on the part of the Company is necessary to approve and authorize the Company’s execution and delivery of any other Transaction Document to which the Company is a party or the performance of the Company’s obligations hereunder or thereunder. This Agreement and all other Transaction Documents to which the Company is a party have been, or will be at Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than the Company, constitute the legal, valid, and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
7.3Capital Stock and Related Matters.
(a)The authorized capital stock of the Company consists of (i) Fifty Thousand (50,000) shares of preferred stock, all of which shares have been designated as Series A Preferred Stock, and (ii) Six Hundred Thousand (600,000) shares of Common Stock.  All of the issued and outstanding shares of Common Stock and all of the issued and outstanding shares of Series A Preferred Stock of the Company are held of record by the individuals or entities set forth on Schedule 7.3(a).  Other than the Series A Preferred Stock set forth on Schedule 7.3(a), there are no additional shares of preferred stock of the Company which have been issued and are outstanding.  Except for the Options set forth on Schedule 7.3(a), the Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock, nor does it have outstanding any warrants, options or other rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable into its capital stock.  Except as set forth on Schedule 7.3(a), the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.  All of the outstanding shares of the Common Stock and the Series A Preferred Stock are validly issued, fully paid and nonassessable, and such shares were not issued in violation of any preemptive rights.  Except for the Subsidiaries, the Company does not own, directly or indirectly, any stock, partnership interest, membership interest or joint venture interest in, or any security issued by, any other Person.
(b)All of the issued and outstanding capital stock or membership interests of each Subsidiary is held of record by the Company or one or more of its other Subsidiaries as set forth on Schedule 7.3(b).  No Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock or its membership interests, nor does any Subsidiary have outstanding any warrants, options or other rights to subscribe for or to purchase its capital stock or membership interests or any stock or securities convertible into or exchangeable

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into its capital stock or membership interests.  No Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or its membership interests.  All of the outstanding shares of capital stock or membership interests of each Subsidiary are validly issued, fully paid and nonassessable (as applicable), and such shares or membership interests were not issued in violation of any preemptive rights.  Except as set forth on Schedule 7.3(b) and L.B. White Company’s ownership of the membership interests of LBW Property and Reeves Property, no Subsidiary owns, directly or indirectly, any stock, partnership interest, membership interest or joint venture interest in, or any security issued by, any other Person.
7.4Absence of Conflicts.  Except as set forth on Schedule 7.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby has caused or will cause a Material Adverse Effect: (a) by (i) conflicting with or causing any breach of any of the provisions of, (ii) constituting a default under, (iii) causing a violation of, (iv) giving any third party the right to terminate, modify or accelerate any obligation under, or (v) creating any Lien (other than a Permitted Lien) upon any asset, in each case under (A) the articles or certificate of incorporation, bylaws, operating agreement or other organizational document of any of the Companies, or (B) the provisions of any Material Contract or any current material Legal Requirement by which any of the Companies is bound or by which any of the Companies’ assets may be affected, or to which any of the Companies or any of their assets is subject, or (b) without limiting the foregoing, by requiring any Consent of any Governmental Entity or any other Person.
7.5Financial Statements.
(a)Attached to this Agreement as Schedule 7.5(a) are the following (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and the related consolidated statements of income and cash flows for the fiscal year ended May 31, 2024 (the “Audited Financial Statements”); and (ii) the unaudited consolidated interim balance sheet of the Company dated January 31, 2025 (the “Latest Balance Sheet”) and the related unaudited consolidated interim statements of income and cash flows for the eight-month period ending on January 31, 2025 (collectively, the “Interim Statements”). Except as set forth on Schedule 7.5(a), the Financial Statements (including the notes thereto) were prepared from the books and records of the Companies (which are accurate and complete in all material respects) and in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of interim or unaudited financial statements, normal year-end adjustments and the absence of notes).  The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the assets, liabilities, and results of operations of the Company for the periods indicated.
(b)The Company maintains systems of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no material weaknesses or significant deficiencies in such internal controls likely to adversely affect in a

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material respect the Company’s ability to record, process, summarize and report financial information. During the five-year period immediately prior to the date of this Agreement, there has not been any Fraud, whether or not material, that involves management or, to the Company’s Knowledge, other employees of the Company or any Affiliate thereof who has a significant role in any of the Company’s internal controls over financial reporting.
(c)Except as set forth in Schedule 7.5(c), all accounts receivable (including, for the avoidance of doubt, billed and unbilled receivables) reflected in the Interim Statements (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are (i) valid, genuine and existing, (ii) not subject to any defenses, setoffs or counterclaims except as may be reflected in the Interim Statements and (iii) current (not more than one hundred and twenty (120) days past due). As of the date of the Latest Balance Sheet, no accounts payable of the Company have been past due (beyond any applicable grace period), except for amounts payable that are being contested in good faith.  The Companies have not issued any invoice or pre-billed for any goods or services to be sold or provided by the Companies after the Closing Date.
(d)The Companies do not have any Liabilities except (i) those which are adequately reflected or reserved against in the balance sheet contained in the Interim Statements, (ii) those Liabilities which have been incurred by the Company in the ordinary course of business since the date of the Latest Balance Sheet and that do not relate to any breach of a Contract or any violation of Law, (iii) Seller Transaction Costs, (iv) liabilities included in the computation of Debt, (v) liabilities included in the computation of the Final Net Working Capital, (vi) executory obligations under Contracts disclosed on the Disclosure Schedule, (vii) liabilities set forth on Schedule 7.5(d), or (viii) Liabilities that would not reasonably be expected to be material to the Business of the Companies, individually or in the aggregate.
(e)Except as set forth in Schedule 7.5(e), as of immediately after the Effective Time, the Companies shall have no Debt or Seller Transaction Costs.
7.6Recent Developments.  Other than pursuant to this Agreement or as described on Schedule 7.6, since June 1, 2024, none of the Companies has:
(a)suffered any theft or material damage, destruction or casualty loss to any material asset or any material portion of its assets (whether or not covered by insurance), or any substantial destruction of its books and records, in each case which has had a Material Adverse Effect;
(b)sold, leased, assigned or transferred any material asset or any material portion of its assets (other than in the ordinary course of business);
(c)waived any right of material value except in the ordinary course of business and consistent with past practice;
(d)(i) made or agreed to make any change in the rate of compensation, salaries, commissions or wages payable or to become payable to any current or former employee, officer, director or other service provider of any of the Companies, including any bonus, made or accrued in respect of such any current or former employee, officer, director or other service provider of any of the Companies, other than ordinary course raises and payment of fiscal year-end bonuses;

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(ii) hired, promoted or engaged, or otherwise entered into any employment or consulting agreement or arrangement  with, any current or former employee, officer, director or other service provider of any of the Companies; or (iii) materially adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other Company Benefit Plan, Contract, or commitment for the benefit of any current or former employee, officer, director or other service provider of any of the Companies, except as required by law, except pursuant to the terms of any Contract described on Schedule 7.9(a);
(e)issued, sold or granted any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except for transactions between or among the Company and its wholly-owned Subsidiaries;
(f)redeemed, purchased or otherwise acquired any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock;
(g)(A) declared, authorized, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company or (B) adjusted, split, combined, subdivided or reclassified any shares of its capital stock;
(h)made capital expenditures in excess of $250,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any consecutive three-month period, except (A) as forecasted in the Company’s or any of its Subsidiaries’ current forecast attached to Schedule 7.6 or (B) in the ordinary course of business consistent with past practice;
(i)made any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person;
(j)made any material loan to, or entered into any other material transaction with, any executive officers or members of its board of directors (or managers) outside the ordinary course of business consistent with past practice;
(k)(i) modified, extended, terminated or entered into any Labor Agreement or (ii) recognized or certified any labor union, labor organization, works council or employee representative or group of employees as the bargaining representative for any employees of any of the Companies;
(l)amended the articles or certificate of incorporation, bylaws, operating agreement or other organizational document of any of the Companies (“Organizational Documents”);
(m)adopted a plan or agreement of complete or partial liquidation or dissolution;

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(n)enter into or agreed to any material modification, amendment or extension of, or terminated or given notice to terminate, any Material Contract;
(o)released, assigned, compromised, settled or agreed to settle any Action or material dispute with any Material Customer or Material Supplier or otherwise involving an amount in excess of $100,000;
(p)(i) made a change in its financial or Tax accounting principles, methods, policies or practices, (ii) prepared or filed any Tax Return, inconsistent with past practice, (iii) made, changed or revoked any Tax election, (iv) requested any ruling or similar guidance from any Governmental Entity in respect of Taxes, (v) settled or compromised any Tax claim or Liability, (vi) entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Legal Requirement) with any Governmental Entity, (vii) incurred any Liability for Taxes other than in the ordinary course of business consistent with past practice, (viii) changed (or made a request to any Governmental Entity to change) any aspect of any method of accounting for Tax purposes, (ix) prepared or filed any amended Tax Return, (x) waived or extended any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued, or (xi) surrendered any claim for a refund of Taxes;
(q)terminated any officer or director or had any such officer or director of any of the Companies provide notice of their intent to terminate their employment or engagement;
(r)implemented or announced any employee layoffs, furloughs, reductions in force, early retirement program, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act;
(s)waived or released any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee, officer, director or other service provider of any of the Companies;
(t)accelerated the receipt of any collections or accounts receivable or extended the time for payment of any accounts payable, other than in the ordinary course of business;
(u)granted a credit to any customer of the Company on terms or in amounts more favorable than those that have been extended to such customer in the ordinary course of business, or made any change in the terms of any credit heretofore extended by the Company, or made any other change to the Company’s policies or practices with respect to the granting of credit;
(v)deferred, extended or failed to pay any of its or their Liabilities when such Liabilities became due; or
(w)agreed in writing to take any of the foregoing actions.
7.7Assets.
(a)Real Properties. Schedule 7.7(a)(i) lists each of the Real Properties, and identifies which are Owned Real Properties and which are Leased Real Properties. Except for the Owned Real Properties, the Companies do not own any real estate or any ownership interest

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therein. Except for the agreements granting the Companies rights in the Leased Real Properties (the “Leases”), none of the Companies is a party to any agreement (whether oral or written) pursuant to which it leases real estate (either as lessee or lessor).  Except as set forth on Schedule 7.7(a)(ii) none of the Companies has occupied any real estate other than the Real Properties during the two (2) year period preceding the date of this Agreement.  To the Company’s Knowledge, neither the whole nor any portion of the Real Properties has been condemned, requisitioned or otherwise taken by any public authority, no written notice of such condemnation, requisition or taking has been served upon any of the Companies and no such condemnation, requisition or taking is threatened or contemplated. None of the Companies owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign, convey or dispose of any real estate or any portion of or interest in the Real Properties.  With respect to the Owned Real Properties, the Companies have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Company acquired each Owned Real Property and copies of all title insurance policies, opinions, abstracts and surveys, in each case in the possession of the Companies relating to the Owned Real Properties. With respect to the Leases, (i) each Lease is the valid and binding obligation of the applicable Company, enforceable in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies, (ii) none of the Companies have received or delivered any written notice to or from any lessor of any Leased Real Property of any breach or default under a Lease, nor do the Companies have Knowledge of the existence of any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property, (iii) the Companies have not pledged or mortgaged their leasehold interest in any Leased Real Property, and (iv) the consummation of the transactions contemplated by this Agreement do not and will not require the consent, notice or other action by any lessor under any Lease. There are no parties other than the Companies in possession of the Real Properties and there are no agreements granting any third parties rights of occupancy or use for any Real Properties, including any sublease or assignment of any Lease. True and complete copies of each Lease have been made available to Buyer, including all amendments, restatements, modifications and supplements thereto. Except as set forth on Schedule 7.7(a)(iii), the buildings, improvements and fixtures on the Real Properties are in good operating condition and repair (reasonable wear and tear and scheduled maintenance excepted) and are adequate and sufficient in all material respects to carry on such business as presently conducted, and with respect to Leased Real Property, all tenant improvement work and maintenance/repairs required to be performed by landlord or tenant under each Lease has been completed in accordance with the terms of such Lease and accepted by either landlord or tenant, as the case may be, under the terms of such Lease. To the Company’s Knowledge, (i) none of the Companies have received any written notice of material violations of building codes and/or zoning ordinances or other governmental or regulatory Legal Requirements affecting the Real Properties, (ii) none of the Companies have received any written notice of existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated, and (iii) neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.
(b)Ownership and Condition of Assets.  Except as set forth on Schedule 7.7(b), each of the Companies has good and valid title to, or a valid leasehold interest in,

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all of the assets and properties material to its operations shown to be owned by the Companies on the Latest Balance Sheet (other than assets disposed of in the ordinary course of business), free and clear of all Liens, except Permitted Liens. All properties, vehicles, machinery, equipment and other tangible assets (whether owned or leased) owned or used by the Companies are, except for ordinary wear and tear and repairs being carried out in the ordinary course of business consistent with past practice (none of which such repairs is material, either alone or in the aggregate with all other such repairs), in all material respects in good operating condition and repair and are sufficient for the continuing operation of the Companies’ business in the ordinary course of business consistent with past practice, and none of such tangible assets are in need of maintenance repairs or replacement other than ordinary maintenance repairs or replacement being carried out in the ordinary course of business consistent with past practice.
7.8Taxes.  Except as set forth on Schedule 7.8:
(a)Each of the Companies has timely filed (taking into account any valid extensions) all Tax Returns which are required to be filed by it with respect to any Taxes, and all such Tax Returns have been prepared in compliance with all applicable Legal Requirements and are true, complete and accurate in all material respects;
(b)All Taxes imposed upon any of the Companies or upon any of their assets, income or franchises (whether or not shown on any Tax Return) have been timely paid (or are being contested in good faith) or, if not yet due and payable, such Company has made provisions for such Tax liability;
(c)There are no outstanding Tax deficiencies, assessments or adjustments with respect to the Companies, and no consent has been given with respect to any of the Companies to extend the time in which any Tax may be assessed or collected by any Taxing authority;
(d)There are no existing, pending, or threatened Tax audits, examinations, claims, inquiries, or other Actions by any Taxing authority against any of the Companies, and all prior deficiencies asserted, or assessments made, against the Companies as a result of any audits, examinations, claims, inquiries, or other Actions by any Taxing authority have been fully paid;
(e)No Company has received from a Taxing authority in a jurisdiction where such Company does not pay Taxes or file Tax Returns (i) any claim to the effect that it is or may be subject to Taxes assessed by such jurisdiction, (ii)  notice indicating an intent to open an audit or other review of Taxes, (iii) request for information related to Tax matters or (iv) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by such Taxing authority or jurisdiction;
(f)There are no Liens with respect to Taxes encumbering (and no Taxing authority has threatened to encumber) any asset of the Companies (other than Permitted Liens);
(g)All Taxes required to be withheld or collected by any of the Companies in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld and collected and, to the extent required by applicable law, timely paid to the appropriate Taxing authority, and each of the Companies has duly and timely collected an remitted all sales, use, excise, value-added and similar Taxes in

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accordance with applicable law, and has timely and properly collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of any such Taxes imposed on or due from the Companies;
(h)None of the Companies is a party to, or has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than customary Tax gross-up or indemnification provisions in commercial contracts entered into the ordinary course of business). None of the Companies (i) has been a member of a consolidated, combined, unitary or other similar group filing a Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by Contract or otherwise;
(i)None of the Companies has (i) either participated in or has any liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or foreign Law) or any transaction that is substantially similar to a reportable transaction, or (ii) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of income Tax under Section 6662 of the Tax Code (or any similar provision of state, local or foreign Law);
(j)None of the Companies will be required to include any amounts in income, or exclude any items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect accounting method occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a “closing agreement” as described in Section 7121 of the Tax Code (or any corresponding or similar provision of federal, state, local or foreign income Tax law) executed on or prior to the Closing Date, (iv) any intercompany transactions, deferred intercompany gain or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Tax Code (or any corresponding or similar provision of federal, state, local or foreign income Tax law), (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) method of accounting or other transaction that defers the recognition of income, accelerates deductions or otherwise shifts the basis of taxation to any period ending after the Closing Date, (vii) IRS Revenue Procedure 2004-34, IRS Notice 2018-35, Treasury Regulations Section 1.451-3 and 1.451-8, Section 451(c) or 460 of the Tax Code or any corresponding or similar provision of Law, (viii) debt instrument held by any Company on or before the Closing Date that was acquired with original issue discount as defined in Section 1273(a) of the Tax Code or is subject to the rules set forth in Section 1276 of the Tax Code; (ix) Subsidiary that is a controlled foreign corporation within the meaning of Section 957(a) of the Tax Code having subpart F income within the meaning of Section 952(a) of the Tax Code accrued prior to the Closing, (x) global intangible low-taxed income within the meaning of Section 951A of the Tax Code (or any similar provision of state, local or non-U.S. Tax Law) attributable to any taxable period (or portion thereof) on or before the Closing Date, (xi) Section 965 of the Tax Code; or (xii) gain recognition agreement under Section 367 of the Tax Code and/or Treasury Regulation Section 1.367(a)-8 or transfer of an intangible under Section 367(d) of the Tax Code;

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(k)Each of the Companies is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.
(l)The Latest Balance Sheet reflects all liabilities for unpaid Taxes of the Companies for all periods (or portions of periods) through the date reflected thereon, and, since the date of the Latest Balance Sheet, no Company has (i) made any material Tax election inconsistent with the past practice of such Company, (ii) changed or revoked any Tax election, (iii) filed any amended or supplemented Tax Return, (iv) settled any Tax claim or assessment, (v) entered into any closing agreement with respect to Taxes or filed any request for rulings or special Tax incentives with any Governmental Entity, (vi) incurred any liability for Taxes outside the ordinary course of business, (vii) failed to pay any Tax as such Tax became due (including any estimated Taxes), (viii) taken any action that would reasonably be expected to change the classification of any Company for U.S. federal income Tax purposes, (ix) requested or consented to any extension or waiver of any period applicable to any income Tax claim or assessment, or (x) changed any annual Tax accounting period;
(m)None of the Companies has (i) a permanent establishment or office or fixed place of business outside of the United States or (ii) a source of income in a jurisdiction other than the country in which it is organized;
(n)No Company is, or has been, a United States real property holding corporation as defined in Section 897(c)(2) of the Tax Code during the applicable period specified in Section 897(c)(1)(a) of the Tax Code;
(o)None of the Companies has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Tax Code or Section 361 of the Tax Code;
(p)None of the Companies is a party to, or treated as owning any interest in, any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for U.S. federal income tax purposes;
(q)At all times since August 31, 2017, the Company was properly classified as a C corporation for federal income tax purposes (and corresponding provisions of state or local income Tax law), and at all times since September 8, 2017, each Subsidiary was properly classified as a disregarded entity for federal income tax purposes and no election has been filed pursuant to Treasury Regulations Section 301.7701-3 (or corresponding provisions of state or local income Tax law);
(r)No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested in writing, entered into or issued by any Taxing authority with respect to any of the Companies, and there have been no requests for changes in any accounting method by any Taxing authority with respect to any of the Companies;
(s)None of the Companies have (i) made any election to defer any payroll Taxes under the CARES Act which Taxes have not been paid, (ii) taken, claimed or applied for an

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employee retention tax credit; (iii) taken out or sought any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program under the CARES Act, or (iv) since January 1, 2020, had employees working remotely from a state or other jurisdiction other than that of their regular work location;
(t)There is no material property or obligation of the Companies, including uncashed checks to vendors, customers, employees or independent contractors, non-refunded overpayments, or unclaimed balances, that is escheatable to any Governmental Entity under any applicable escheatment laws;
(u)None of the Common Stock, Series A Preferred Stock or any other outstanding equity interests in the Companies (other than Common Stock, Series A Preferred Stock or other equity interests for which a valid and timely election under Section 83(b) of the Tax Code has been made) are non-transferrable and subject to a substantial risk of forfeiture within the meaning of Section 83(b) of the Tax Code.
(v)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Tax Code), has at all times been in documentary and operational compliance with Section 409A of the Tax Code and all applicable guidance promulgated thereunder.  None of the Companies has any obligation, under a Company Benefit Plan or otherwise, to provide for a gross up on any Taxes which may be imposed under Section 409A of the Tax Code. All Options granted under a Company Benefit Plan or otherwise complied with Section 409A of the Tax Code and were otherwise granted in compliance with the terms of applicable Law and the applicable Company Benefit Plan (if any).
(w)Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereunder, whether alone or in connection with any other event, will result in payments or benefits (including accelerated vesting) to any current or former employee, officer, director or manager of any member of the Company or any Affiliate that (i) would not be deductible to the payor as a result of Section 280G of the Tax Code or (ii) would result in any excise tax on any such current or former employee or director under Section 4999 of the Tax Code. None of the Companies has any obligation, under a Company Benefit Plan or otherwise, to provide for a gross-up on any Taxes which may be imposed under Section 4999 of the Tax Code.
7.9Contracts and Commitments.
(a)Listing.  Except for the Transaction Documents, Schedule 7.9(a) sets forth a complete and correct list of all Material Contracts.
(b)Absence of Breach, Cancellation or Repudiation.  Except as described on Schedule 7.9(b): (i) all Material Contracts are in full force and effect; (ii) no Contract has been materially breached, canceled (other than in accordance with the terms of such Contract) or repudiated by the Company or any Subsidiary that is a party thereto, or, to the Company’s Knowledge, any other party thereto; (iii) each of the Companies has performed all material obligations required to be performed by it in connection with the Material Contracts to which it is

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a party and to the Company’s Knowledge, none of the Companies has received any written claim of default under any such Contract; and (iv) none of the Companies has any present expectation or intention of not fully performing any obligation pursuant to any Contract to which it is a party.
7.10Proprietary Rights.
(a)Schedule 7.10(a) sets forth a complete and correct list of all registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned by the Companies.  The registered Proprietary Rights and pending applications described in the preceding sentence together with all unregistered Proprietary Rights owned by the Companies are referenced herein as the “Company Proprietary Rights”.
(b)Except as set forth on Schedule 7.10(b), each of the Companies owns all right, title and interest in and to each of the Company Proprietary Rights, free and clear of all Liens (other than Permitted Liens and Liens pursuant to the terms of Contracts for registration of domain names and social media accounts).  The Companies own all right, title and interest in and to all Company Proprietary Rights, and the Companies have a valid and enforceable Contract with respect to all other Proprietary Rights used in or necessary for the Companies to conduct business as presently conducted.  Each of the registrations for registered Company Proprietary Rights is currently valid, subsisting, enforceable, and in full force, and the Companies have taken all steps necessary to maintain and keep in force such registrations for registered Company Proprietary Rights.  Each of the Companies has taken commercially reasonable steps necessary to protect the confidentiality of all Company Proprietary Rights that consist of trade secrets and other confidential Company Proprietary Rights.  Except as set forth on Schedule 7.10(b), (i) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights (a) has been made for six (6) years prior to the Closing, (b) is currently outstanding or, (c) to the Company’s Knowledge, is threatened, (ii) no loss or expiration of any such Company Proprietary Right is pending or, to the Company’s Knowledge, threatened except in accordance with its normal terms of expiration, (iii) for the five year period preceding the Closing, none of the Companies has received written notice that it has in the conduct of the Business of the Companies infringed upon or misappropriated any Proprietary Rights of any third party, including any unsolicited, non-commercial written demand that any of the Companies license rights from a third party, and (iv) for the five year period preceding the Closing, to the Company’s Knowledge, no third party has infringed upon or misappropriated any Company Proprietary Rights.
(c)Schedule 7.10(c) lists all (i) Contracts relating to Proprietary Rights (excluding (x) non-exclusive shrink-wrap, click-wrap, click-through or other similar licenses with respect to unmodified, off-the-shelf or generally available personal computer software under which any Company is obligated to pay fees (including support and maintenance fees) of less than Ten Thousand Dollars ($10,000) per year), and (y) non-exclusive licenses granted to customers of the Companies in the ordinary course of business), (ii) Contracts related to the acquisition, divestiture, or development of Proprietary Rights (other than Contracts entered into with employees of the Companies in the ordinary course of business), and (iii) Contracts affecting any Companies’ ability to use, enforce, or disclose any Proprietary Rights or arising out of a dispute, including concurrent use, co-existence, settlement, and consent to use.  All Proprietary Rights licensed by the Companies consisting of the off-the-shelf commercial software utilized in the

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conduct of the Business of the Companies has been licensed properly and has been utilized only in accordance with the Contracts applicable to such licenses. All fees, royalties, and charges payable in connection with such licenses have been paid in full or otherwise accrued for in the Financial Statements. The Companies are not in violation of any license, sublicense or other Contract relating to Proprietary Rights used in the conduct of the Business by the Companies
(d)Except as set forth in Schedule 7.10(d), each of the Companies has materially complied with any Legal Requirements applicable to the conduct of its business, together with any documented policies, notices, and statements posted by Companies to which Companies are subject, each as concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business of the Companies (collectively “Data Security Requirements”). In the past five years, the Companies have not been subject to or received any written notice of any audit, investigation, complaint, or other action by any Governmental Entity or other Person concerning Companies’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Legal Requirement concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such action. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements. Except for disclosures of information required by Data Security Requirements, authorized in writing by the provider of personal information or provided for in Companies policies, none of the Companies has ever sold, rented or otherwise made available, and do not sell, rent or otherwise make available, to third parties any personal information.
(e)In the past five years, there have been no breaches, outages, violations or unauthorized uses of or unauthorized access to any IT Assets in the Companies’ control and used in the conduct of the Business of the Companies, other than those that were resolved without material cost or liability or the legal duty to notify any Person. In the past five years, there have been no breaches or unauthorized uses of or unauthorized access to any personal information maintained by or on behalf of the Companies.
(f)The Companies own, lease, license, or otherwise have the legal right to use all of the Companies’ IT Assets. The Companies’ IT Assets (i) are operational and substantially fulfill the purposes for which they were acquired or developed, and (ii) have hardware and software capacity, support, maintenance and trained personnel, all of which are sufficient in all material respects for the current and immediately anticipated needs of the Business conducted by the Companies. The Companies maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and during the last five years, there has not been any material failure with respect to any of the Companies’ IT Assets that has not been remedied or replaced in all respects. The Companies have taken commercially reasonable actions to protect the security and integrity of the material IT Assets owned or otherwise controlled by the Companies and the data and personal information stored or contained therein or transmitted thereby, including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data. There is no Malicious Code in the Companies’ IT Assets that are in the control of the Companies, and none of the Companies have received any complaints from any customers related

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to any Malicious Code. Except as set forth in Schedule 7.10(f), all IT Assets are owned and operated by, and are under the control of, the Companies. The Companies have, at least annually, performed an information security risk assessment and a data privacy risk assessment and obtained an independent vulnerability assessment performed by a reputable third-party audit firm.
7.11Litigation; Proceedings.  Except as set forth on Schedule 7.11, there are no, and during the past five years there have not been any, material Action pending or, to the Company’s Knowledge, threatened against any of the Companies at law or in equity, or before or by any Governmental Entity.  Schedule 7.11 identifies all Actions settled in the past five years or under which any of the Companies has any payment obligation or is bound by any noncompetition, nonsolicitation, exclusivity or other material limitation or condition on its ability to conduct the Business in the ordinary course.  There are no pending or, to the Company’s Knowledge, threatened actions that relate to an attempt to prohibit or restrain the transactions contemplated by this Agreement. None of the Companies are, or during the past five years have been, subject to any order, decree, ruling or judgment by any Governmental Entity or any settlement agreement (excluding settlement agreements requiring only the payment of money damages that have been paid in full as of the date hereof). To the Company’s Knowledge, no event has occurred or circumstance exist that may give rise to, serve as the basis for, or could reasonably be expected to result in, any Action by any of the Companies.
7.12Brokerage.  Except as set forth on Schedule 7.12, following the Closing, there will be no claims for brokerage commissions, finders’ fees or similar compensation for which the Surviving Corporation or Buyer shall be liable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Companies or the Stockholders.
7.13Governmental Licenses and Permits.  Schedule 7.13 contains a complete listing of all material permits, licenses, and registrations of foreign, federal, state and local governments (collectively, the “Authorizations”), currently held by any of the Companies in the conduct of their businesses.  Each of the Companies holds all of the Authorizations that are necessary to conduct its business as currently conducted, except where the failure to hold such Authorizations would not lead to a Material Adverse Effect.  Except as set forth on Schedule 7.13, no loss or expiration of any Authorization is pending or, to the Company’s Knowledge, threatened except in accordance with its normal terms (including as a result of the transactions contemplated by this Agreement).
7.14Employee Benefit Plans.
(a)Schedule 7.14(a) sets forth a true and complete list of each Company Benefit Plan. All Company Benefit Plans (and related trusts and insurance contracts) have at all times complied in form and in operation with the applicable requirements of ERISA, the Tax Code (including the requirements of Section 4980B of the Tax Code), and all other Legal Requirements.  No Action with respect to any Company Benefit Plan (other than routine claims for benefits) has been threatened or is pending. No Company Benefit Plan is currently under audit or investigation by any Governmental Entity and, to the Knowledge of the Company, no such Action has been threatened.

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(b)With respect to each Company Benefit Plan, the Companies have made available to Buyer copies of, as applicable, (i) the current plan and trust document(s), including all amendments thereto, (ii) the three most recent annual reports on Forms 5500 required to be filed, including all schedules, (iii) the three most recent independent accountant reports required to be prepared under ERISA, (iv) the most recent actuarial report, (v)  the most recent summary plan description and all summaries of material modifications, (vi) the most recent determination or opinion letter received from the IRS, (vii) the three most recent nondiscrimination and/or annual compliance testing reports, (viii) all insurance contracts or other funding vehicle(s), and (ix) summaries of benefits and coverage for all applicable health plan coverages for the 2023, 2024 and 2025 plan years, and (x) all material notices, filings and correspondence with or from any Governmental Entity in the past four years. The Companies have also made available to Buyer the three most recent IRS Forms 1094-C required to be filed with the IRS, as well as five sample Forms 1095-C for each of the three applicable years, for the Company and each ERISA Affiliate. “ERISA Affiliate” means each Person that is, or at the relevant time was, treated as a single employer with the Company or any of its Affiliates for purposes of Section 414 of the Tax Code.
(c)Each Company Benefit Plan has been administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Tax Code and all other applicable Legal Requirements.  All Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Tax Code have received a favorable determination letter from the IRS, or are entitled to rely on an opinion letter issued by the IRS to the underlying plan document provider, and, to the Company’s Knowledge, no event has occurred that could reasonably be expected to have adversely affected any such Company Benefit Plan’s qualification under the Tax Code.
(d)With respect to each Company Benefit Plan, no event has occurred and no condition exists that has subjected, or would reasonably be expected to subject, the Company, any of its Subsidiaries or any ERISA Affiliate to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Tax Code or any other applicable Legal Requirement. With respect to each Company Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), premiums or payments which are due have been timely paid within the time periods prescribed by ERISA, the Tax Code and other Legal Requirements, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.
(e)No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate, has ever maintained, sponsored, contributed to, has any obligation to contribute to, has any liability or potential liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Title IV of ERISA or the funding requirements of Section 412 of the Tax Code; (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA; (iii) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); (iv) any “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Tax Code; or (v) any employee benefit plan, program or arrangement that provides for post-retirement or post-service medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA). Neither the Company nor any of its Subsidiaries has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason

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of being treated as an ERISA Affiliate with any trade, business or entity other than the Company or its Subsidiaries.
(f)Neither the Companies nor any ERISA Affiliate has incurred any liability under or with respect to Sections 4980D, 4980H, 6055, 6056, 6721 or 6722 of the Tax Code.
(g)Except as set forth on Schedule 7.14(g), the consummation of the transactions contemplated by this Agreement will not give rise to any liability under any Company Benefit Plan, including liability for severance pay, unemployment compensation, termination pay, debt forgiveness or withdrawal liability, or accelerate the time of payment, funding, forfeiture or vesting, or increase the amount, of compensation or benefits due to any such current or former employee, officer, director or other service provider or their beneficiaries.
(h)None of the Company, its Subsidiaries, the ERISA Affiliates, the Company Benefit Plans or any trust or fiduciary created thereunder or with respect thereto has engaged in any non-exempt “prohibited transaction” as defined in Section 4975 of the Tax Code or Section 406 of ERISA or breach of ERISA fiduciary duty under Section 404 of ERISA.
(i)Pursuant to the terms of the Option Plans, all outstanding Options as of the Closing Date shall automatically be terminated for no consideration.
7.15Insider Transactions.  Other than as set forth on Schedule 7.15, no Insider (a) is a party to any Contract with any of the Companies or which pertains to the Business or operations of any of the Companies (other than in such Insider’s capacity as an employee of any of the Companies), (b) has any interest in any asset of any of the Companies, (c) owes any amount to any of the Companies, nor does any Company owe any amount to or for the benefit of any Insider, or (d) received any financial or other benefits from any Company (other than in such Insiders capacity as an employee of any of the Companies).
7.16Compliance with Laws.  Except as set forth on Schedule 7.16, for the past five years, each of the Companies has complied, and is complying, with all applicable Legal Requirements that affect its business, operations or assets, and to which it is subject, and no Action has been filed or is pending before a Governmental Entity against any of the Companies in the past five years alleging a violation of any such Legal Requirement.
7.17Environmental Matters.  Except as set forth on Schedule 7.17:
(a)Compliance Generally.  Each of the Companies has, for the past five years, complied and is in compliance with all material Environmental Requirements applicable to the Companies and the Real Property, and no written notice of violation or noncompliance has been received by the Companies relating to or arising out of Environmental Requirements.
(b)Permits.  Each of the Companies has obtained and is in material compliance with all permits, licenses and other authorizations that are required pursuant to applicable Environmental Requirements for the occupation of the Real Properties and the operation of its business, all of which are listed on Schedule 7.17 (such permits, licenses and other authorizations, the “Environmental Permits”). All Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Companies through the Closing Date in accordance

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with Environmental Requirements, including, timely filing for any renewals or reissuances required to continue operations after the Closing Date. None of the Companies are aware of any condition, use, or circumstances that might prevent or impede the transferability (to the extent necessary or allowable) of the Environmental Permits, nor have they received any written notice regarding a material adverse change in the status or terms and conditions of any of the Environmental Permits.
(c)Claims.  There are no material outstanding or pending written claims, complaints, citations or other written notices, and to the Company’s Knowledge, none of the foregoing has been threatened, that have been issued to the Companies by any Person or Governmental Entity regarding any actual or alleged Environmental Liabilities with respect to any of the Companies or the Real Properties, including any investigatory, remedial, or corrective actions or other obligations arising under applicable Environmental Requirements, and to the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such claims, complaints, citations, or other written notices.
(d)Environmental Liens.  There are no Environmental Liens attached to the Real Properties.
(e)Hazardous Materials. None of the Companies has Released any Hazardous Materials at any of the Real Properties or any real property formerly owned, leased, or used by the Companies which could reasonably be expected to result in an investigation, clean-up, remediation, or other response obligation by the Companies under any Environmental Requirements.  Hazardous Materials are not otherwise present, at any of the Real Properties or, to the Company’s Knowledge, at any other location for which any of the Companies may be liable, in  quantities, types, locations, concentrations or under circumstances that violate, or could be reasonably expected to give rise to material Environmental Liabilities of any of the Companies under, any Environmental Requirements, or that could otherwise materially and adversely affect any of the Companies. None of the Companies has treated, stored, disposed of, arranged for, or permitted the disposal of, transported, or handled any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials or condition in a manner that has given or could reasonably be expected to give rise to any Environmental Liabilities.
(f)Assumption of Liabilities. None of the Companies has assumed any liability or obligation of any other Person pursuant to any Environmental Requirements under any Contract or by operation of any Legal Requirement.
(g)Reports, etc. The Company has made available all material reports of environmental site assessments, audits, environmental compliance reviews, environmental investigations or remediations regarding any of the Companies or the Real Properties, industrial hygiene reports, health and safety compliance evaluations, capital expenditures required in connection with Environmental Requirements, and any similar documents concerning Environmental Liabilities, in each case, to the extent in the possession or control of any of the Companies.
7.18Employees.

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(a)Schedule 7.18(a) sets forth a true, correct and complete list of all employees of the Companies as of the date hereof, including each employee on leave of absence or layoff status, and sets forth for each such individual the following:  (i) name; (ii) job title; (iii) work or office location; (iii) employing entity; (iv) hire date; (v) current annual salary or hourly wage; (vi) overtime (exempt or non-exempt) status; (vii) commission, bonus or other incentive-based compensation opportunity; (viii) active or inactive status (and type of leave and anticipated return date); (ix) accrued unused vacation, sick and other paid time off; and (x) visa status (as applicable).
(b)Schedule 7.18(b) sets forth a true, correct and complete list of all individuals who serve as independent contractors of the Companies as of the date hereof who have received compensation in excess of $100,000 in the past 12 months, and sets forth for each such individual the following:  (i) name; (ii) services provided; (iii) date of engagement; (iv) anticipated end date of engagement; and (v) compensation provided for services.
(c)In the past five years, each of the Companies has complied in all material respects with applicable Legal Requirements for each such entity relating to labor, employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), equal opportunity, fair employment practices, civil rights, collective bargaining and labor relations, workplace health and safety, discrimination, immigration, harassment, retaliation, restrictive covenants, pay transparency, pay equity, background checks, disability rights or benefits, plant closures and layoffs (including the WARN Act), workers’ compensation, employee leave issues, employee trainings and notices, affirmative action, unemployment insurance, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas) and the payment of social security and other Taxes.  The Companies have fully and timely paid all wages, salaries, wage premiums, overtime, commissions, bonuses, expense reimbursements, severance and termination payments, paid time off and other compensation that has come due and payable to their current and former employees and other service providers under applicable Legal Requirements, Contracts, or policies of the Companies.  All employees of the Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified as such.  All individuals who are or were performing services for the Companies and are or were classified as independent contractors do or did satisfy and have satisfied all applicable Laws to be so classified, including for Tax, immigration, insurance coverage and employee benefits purposes, and the Companies have accurately reported their compensation on IRS Forms 1099 or other applicable reporting forms, when required to do so.  The Companies are not subject to any pending Claim for overdue overtime, fringe benefits or other compensation due to any employee or other service provider, nor is there basis for such a Claim, and, to the Company’s Knowledge, no such Claim has been threatened. The Companies have withheld and timely paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from their employees and any service providers and are not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.  The Companies have not been notified by any Governmental Entity of any labor or employee-related investigation involving the Companies, nor, to the Company’s Knowledge, does any condition exist, which would constitute a violation of any applicable, federal or local, labor Legal Requirements.

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(d)None of the Companies are a party to any Contract with, and for the past three (3) years have not been, a party to or bound by any Labor Agreement; there are no Labor Agreements or other similar labor-related agreements or arrangements that pertain to any employees of the Companies, and none are currently being negotiated; and no employees of the Companies are represented by any union, trade union, labor organization, works council, employee representative group or similar entity, including any collective bargaining agreements, agreements with trade unions or labor contracts or group of employees with respect to their employment with the Company.  In the past three (3) years, there have been no union organizing activities against or affecting the Companies and, to the Company’s Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union, trade union or associations with respect to the employees of any of the Companies. The Company has not agreed to recognize any union, trade union, works council, employee representative group or other collective bargaining unit, and no union, trade union, works council, employee representative group or collective bargaining unit has been certified as representing any of the employees of the Companies.  There has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any of the Companies.
(e)Except as set forth on Schedule 7.18(e), in the past five years, there has been no complaint, charge, or arbitration,  by or on behalf of any employee, prospective employee, former employee or labor union, relating to or arising from any of the Companies’ labor or employment policies or practices or, to the Company’s Knowledge, threatened. None of the Companies is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices.
(f)Except as set forth on Schedule 7.18(f), in the past five years, none of the Companies has closed any site of employment, effectuated any group layoff of employees or implemented any early retirement, exit incentive, or other group separation program which would require notice under the WARN Act, nor has any of the Companies planned or announced any such action or program for the future which would require notice under the WARN Act.
(g)In the past five years, there have been no material Actions pending or, to the Company’s Knowledge, threatened by or with respect to any current or former employee, independent contractor or applicant of the Companies based on any alleged violation of any Contract or applicable Legal Requirement.
(h)No current or former employee, officer, director or other service provider of any of the Companies is the subject of a pending allegation of sexual harassment related to their service to the Companies nor has any current or former employee, officer, director or other service provider of any of the Companies been accused of sexual harassment related to their service to the Companies in the past five years.  In the past five years, each of the Companies have thoroughly and impartially investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors, partners, employees, contractors or agents of any of the Companies that have been reported to any of the Companies or of which any of the Companies are otherwise aware.  With respect to each such allegation, the Companies have taken prompt corrective action reasonably calculated to prevent further improper action. To the

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Company’s Knowledge in the past five (5) years there are no such allegations of harassment or discrimination relating to, that, if known to the public, would bring any of the Companies into material disrepute.
(i)To the Company’s Knowledge, no current or former employee or independent contractor of the Company has, in any material respect, violated any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation owed to: (i) the Companies, or (ii) any third party with respect to such employment or engagement by the Companies.
(j)Each employee of the Companies was hired in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder (“IRCA”) and/or any other applicable immigration related Laws (including any applicable E-Verify obligations) and the Companies are in compliance with and at all times have complied with all recordkeeping and other regulatory requirements under IRCA and/or any other applicable immigration related Legal Requirements (including any applicable E-Verify obligations). The Companies do not have any employees who hold temporary (non-immigrant) visas, and the Companies have not entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of the employee, nor are the Companies employing any individual overseas.
7.19Insurance.  The Companies have insurance contracts in full force and effect as set forth on Schedule 7.19.  Schedule 7.19 sets forth (a) a true and complete list of all policies or Contracts providing insurance coverage applicable to any Company or their business or assets (other than with respect to any Company Benefit Plan)(collectively, the “Company Insurance Policies”) and (b) the carrier, the named insured, the description of coverage,  date of expiration , and (c) any pending claims in excess of $50,000 under each Company Insurance Policy. The Company Insurance Policies constitute all of the Companies’ insurance policies which are necessary for the continued operation and ownership of the Company and its business and assets. Such policies are valid, outstanding and enforceable policies subject to the terms, conditions, exclusions and limitations contained therein.  None of the Companies is in default with respect to any material provision contained in any insurance policy. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid, and no written notice of default, cancellation or termination has been received with respect to any such policy, and there are no Actions or Claims pending under any Company Insurance Policy for which coverage has been denied. Each Company has duly and timely made all claims that it is entitled to make under each Company Insurance Policy.
7.20Customers and Suppliers.
(a)Schedule 7.20(a) sets forth a list of the top twenty (20) customers of the Companies as a whole for each of fiscal year 2023 and 2024 and for the ten-month period ended March 31, 2025 (based on revenues received by the Companies during the applicable period) (each a “Material Customer”).  None of the Material Customers has ceased or materially reduced its purchase of goods or services from the Companies, terminated its relationship with the Companies, or otherwise adversely and materially modified (whether related to payment, price or otherwise)

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its relationship with the Companies (including by materially changing the pricing terms or other terms of such Material Customer’s business with the Companies), and to the Company’s Knowledge there is no plan or intent for such Material Customer to do any of the foregoing.
(b)Schedule 7.20(b) sets forth a list of the top twenty (20) suppliers of the Companies as a whole for each of fiscal year 2023 and 2024 and for the ten-month period ended March 31, 2025 (based on payments made by the Companies during the applicable period) (each a “Material Supplier”).  None of the Material Suppliers has ceased or materially reduced its supply of goods or services to the Companies, terminated its relationship with the Companies, or otherwise adversely and materially modified (whether related to payment, price or otherwise) its relationship with the Companies (including by materially changing the pricing terms or other terms of such Material Supplier’s business with the Companies but excluding any changes to terms, including pricing terms, generally applicable to such Material Supplier’s customers), and to the Company’s Knowledge there is no plan or intent for such Material Supplier to do any of the foregoing.  There are no suppliers of products or services to any of the Companies that are material to its business with respect to which practical sources of supply are not generally available on comparable terms and conditions in the marketplace.
(c)There is no, and during the past five (5) years there has been no, Action, or adverse change in the business relationship pending or, to the Company’s Knowledge, threatened against any Company by any Material Customer or Material Supplier. To the Company’s Knowledge, no Material Customer or Material Supplier is the subject of any bankruptcy or insolvency Action.
7.21Bank Accounts; Powers of Attorney.  Schedule 7.21 sets forth a true and correct list of the Company’s and its Subsidiaries’ bank accounts identified by the last five digits of each bank account (designating each authorized signatory), which the Company or its Subsidiaries has depository bank accounts, safety deposit boxes or trusts and the names of Persons authorized to draw thereon or otherwise have access to. No Person has a power of attorney to act on behalf of any of the Companies.
7.22Anti-Corruption; Import-Export; Sanctions.
(a)In the past five (5) years, neither any Company, nor any of their respective directors, officers or employees, or any agent or representative thereof, or any other Person acting for or on behalf or at the direction of such Company has:
(i)directly or indirectly (1) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, (2) made any unlawful payment to any Government Official, (3) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment or (4) otherwise violated any applicable Anti-Corruption Laws;
(ii)been a Sanctioned Person or transacted business, directly or knowingly indirectly, with any Sanctioned Person or otherwise violated Sanctions; or
(iii)violated any applicable Ex-Im Laws.

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(b)In the past five (5) years, no Company has received any allegation, inquiry, notice or communication that alleges that such Company or any of its directors, officers, employees, agents or representatives, or any other Person acting for or on behalf or at the direction of such Company, may have violated any Anti-Corruption Laws, Sanctions or Ex-Im Laws, or made any voluntary or directed disclosure or prior disclosure related to any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and to the Company’s Knowledge, there are no such circumstances presently in existence that are likely to give rise to any such allegation, inquiry, notice or communication.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF buyer AND ACQUISITION

As a material inducement to the Company to enter into this Agreement, Buyer and Acquisition hereby jointly and severally represent and warrant to the Company that the following statements are true and correct as of the date hereof:

8.1Organization, Power and Tax Status.  Buyer (i) is a corporation that is validly existing and in good standing (or has comparable active status) under the laws of the State of Delaware, (ii) owns all of the outstanding capital stock of Acquisition, and (iii) is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement require it to be so qualified.  Acquisition is (i) a corporation that is duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) qualified to do business in every jurisdiction in which the performance of its obligations described in this Agreement require it to be so qualified.  Buyer is currently, and will be throughout the day following the Closing Date, an entity taxed as a C corporation.
8.2Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been approved by the requisite vote of the directors of Buyer.  No other Action on the part of Buyer are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any other Transaction Documents to which it is a party or the performance of Buyer’s obligations hereunder or thereunder.  This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party will when executed constitute, a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.  Acquisition has full power and authority to execute and deliver any Transaction Documents to which it may be a party and to perform its obligations thereunder.  The Merger has been approved by the requisite vote of the directors of Acquisition and by Buyer as the sole stockholder of Acquisition and no other Action on the part of Acquisition are necessary to approve and authorize Acquisition’s execution and delivery of any Transaction Documents to which it is a party or the performance of Acquisition’s obligations hereunder or thereunder. Any such Transaction Documents to which Acquisition is a party will, when executed, constitute a legal, valid, and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

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8.3Absence of Conflicts.  Neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer or Acquisition, as the case may be, nor the consummation by Buyer or Acquisition, as the case may be, of the transactions contemplated hereby or thereby, (a) does or will (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate, cancel, modify or accelerate any obligation under, or (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under the articles or certificate of incorporation or bylaws of Buyer or Acquisition, as the case may be, or under the provisions of any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer or Acquisition is bound or by which either Buyer or Acquisition or any of their respective assets are affected, or any current Legal Requirement to which Buyer or Acquisition or any of their respective assets is subject, or (b) without limiting the foregoing, requires any Consent of any Governmental Entity or any other Person.
8.4Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Acquisition.
8.5Litigation.  There is no Action pending (or, to Buyer’s Knowledge, threatened) against or affecting Buyer or Acquisition at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer’s or Acquisition’s performance under this Agreement or the other agreements contemplated hereby to which Buyer or Acquisition is a party or the consummation of the transactions contemplated hereby or thereby.
8.6Post-Closing Solvency.  Except as caused by the failure of the representations and warranties set forth in ARTICLE VII to be true and correct in all material respects as of the Closing and further assuming the solvency of the Companies as of immediately prior to the Closing, immediately after giving effect to the Merger, none of Buyer, the Surviving Corporation or any of the Companies will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, Acquisition, the Surviving Corporation or any of their respective subsidiaries.
8.7Investment Representation; Investigation.  Buyer is acquiring all of the issued and outstanding shares of capital stock of the Company for its own account and with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.  Each of Buyer and Acquisition is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended.  Each of Buyer and Acquisition is knowledgeable about the industries in which the Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Each of Buyer and

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Acquisition has been afforded access to the books and records, facilities and personnel of the Companies for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Companies to its satisfaction.
8.8Acquisition.  Acquisition is a newly organized corporation, incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Acquisition has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Acquisition is a wholly-owned subsidiary of Buyer.
8.9Financial Capacity. Buyer has, and as of the Closing Date will have, financing available to it to satisfy all of Buyer’s obligations under this Agreement and to close the transactions described in this Agreement and to pay all Buyer and Acquisition transaction expenses.
ARTICLE IX
TERMINATION
9.1Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written agreement of the Company and Buyer that expressly acknowledges that such consent is a termination pursuant to this Section 9.1(a);
(b)by either the Company or Buyer, by written notice to the other Party, if the Closing has not occurred on or before five Business Days after the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party if the failure of the Closing to occur on or before the Termination Date was primarily due to the breach by such Party of any provision of this Agreement;
(c)by either the Company or Buyer, by written notice to the other Party, if events have occurred that have made it impossible to satisfy, prior to the Termination Date, a condition precedent to the terminating Party’s obligation to consummate the transactions contemplated hereby (unless such terminating Party’s breach of this Agreement was the primary cause of the condition being unsatisfied);
(d)by the Company, by written notice to Buyer, on any date determined for the Closing in accordance with Section 5.1(a) if each condition set forth in Section 5.2 has been satisfied (or will be satisfied by the delivery of documents or actions taken by the Parties at the Closing) or waived in writing on such date and Buyer has nonetheless refused to consummate the Closing Transactions; or
(e)by Buyer, by written notice to the Company, on any date determined for the Closing in accordance with Section 5.1(a) if each condition set forth in Section 5.3 has been satisfied (or will be satisfied by the delivery of documents or actions taken by the Parties at the Closing) or waived in writing on such date and the Company has nonetheless refused to consummate the Closing Transactions.

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9.2Effect of Termination.  If this Agreement is validly terminated as provided in Section 9.1, then this Agreement will forthwith become null and void and there will be no liability on the part of any Party to any other Party or any other Person in respect hereof; provided that:
(a)the obligations of the Parties described in Sections 9.2, 10.1, 10.2, 10.4 (but, with respect to Section 10.4, only as to any surviving obligation described in this Section 9.2(a)), 10.6 and 10.8, in ARTICLE XII and in the Confidentiality Agreement will survive any such termination;
(b)no such termination will relieve Buyer from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination; and
(c)no such termination will relieve the Company from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.
ARTICLE X
ADDITIONAL AGREEMENTS
10.1Press Releases and Announcements.  Except for any public disclosure that is required by any Legal Requirement or as to Buyer the listing rules of the New York Stock Exchange, in the reasonable written opinion of the disclosing Party’s legal counsel (in which case the disclosing Party will give the other Party a reasonable opportunity, under the circumstances, to review and comment upon such disclosure before it is made), no press releases or other public disclosures related to this Agreement or any Closing Transaction will be issued or made by the Parties without the mutual approval of the Stockholders Agent and Buyer (which approval shall not be unreasonably withheld, conditioned or delayed). For purposes of clarity, the Parties acknowledge that none of the following disclosures by the Company to its Stockholders concerning the terms and conditions of this Agreement shall be deemed to be “public disclosures” subject to the foregoing sentence: (a) disclosures made for purposes of obtaining the requisite vote of the Stockholders; or (b) disclosures made (i) to enable such Stockholders to comply with reporting obligations owed to their direct and indirect owners, or (ii) after the Closing, to enable any institutional Stockholder (or any direct or indirect owner thereof) to report the transactions contemplated by this Agreement to any market surveyor or data compilation service so long as such surveyor or service has agreed to keep any information specific to the Company confidential and is reporting survey results or data on an aggregate, non-attributed basis.  Notwithstanding the foregoing, following the Closing and without any further consent required, any Party may disclose (a) to its lenders and direct and indirect owners such information about this Agreement and the transactions consummated hereunder as is customary for transactions of this nature, and (b) to the public generally, via press release, web site disclosures, published “tombstones” and the like, the fact of this transaction without disclosing any of the material terms of this Agreement, including, without limitation, the Final or Estimated Purchase Price or other economic terms.
10.2Expenses. Except as otherwise expressly provided herein, the Company, Buyer, Acquisition and the Surviving Corporation will each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or

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other representatives and consultants and appraisal fees, costs and expenses), and the Company will pay such costs and expenses of the Subsidiaries, incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.
10.3Director, Officer and Fiduciary Matters.
(a)Director, Officer and Fiduciary Indemnification.
(i)Without limiting any additional rights that any Person may have under any Company Benefit Plan, from the Closing through the sixth anniversary of the Closing Date, each of the Companies shall and each of Buyer and the Company shall cause the Companies to, indemnify and hold harmless each current (as of immediately prior to the Closing) and former officer, director or manager (or equivalent function for limited liability companies) of the Companies and each current (as of immediately prior to the Closing) and former fiduciary of any employee benefit plan of the Companies (the “Indemnified Individuals”) from and against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable Legal Requirements and not inconsistent with the Company’s Organizational Documents as in effect immediately prior to the date hereof.  In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Buyer or the Company to the fullest extent permitted by applicable Legal Requirements and not inconsistent with the Company’s Organizational Documents as in effect immediately prior to the date hereof , (y) neither Buyer nor the Company shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Individual hereunder) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Individual from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Individual otherwise consents and (z) the Company shall cooperate in the defense of any such matter.
(ii)The certificate of incorporation and bylaws (or equivalent governing documents) of each of the Companies shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers and officers than are set forth in the Amended and Restated Certificate of Incorporation (as amended) and by-laws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.
(iii)Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth anniversary of the Closing, the provisions of this Section 10.3(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

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(iv)This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to Legal Requirement, Contract or otherwise.
(v)In the event that the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 10.3(a).
(vi)From the Closing through the sixth anniversary of the Closing Date, each of the Companies shall directly (or through Buyer group coverage) maintain in effect an extended reporting period policy of insurance (i.e., a so-called “tail policy”) with respect to directors’ and officers’ liability, employment practices liability and fiduciary liability coverage: (A) insuring the Indemnified Individuals against matters which arose at or prior to the Effective Time; and (B) insuring Indemnified Individuals who are fiduciaries under employee benefit plans of the Companies against matters which arose at or prior to, or which arise after, the Effective Time.  Buyer and the Surviving Corporation will provide proof of the foregoing within ten (10) Business Days following the request of the Stockholders Agent or any Stockholder.
(b)Release.
(i)As of the Closing, Buyer and the Company, each on behalf of itself and each of their Affiliates and each of its and their respective directors, officers, members, managers, partners, equityholders, employees, agents and representatives, successors and permitted assigns (each a “Buyer Releasing Party”), to the fullest extent permitted under applicable Legal Requirements, hereby finally, unconditionally, and absolutely, releases, acquits, remises, satisfies and forever discharges (i) each of the Stockholders and all officers and directors of any of the Companies holding any such position at any time prior to the Effective Time and (ii) each of the respective Affiliates, representatives, agents, heirs, executors, predecessors, successors and assigns of each of the parties listed in the foregoing clause (i) (collectively, the “Seller Released Parties”), from any and all Losses, Actions, claims, counterclaims, demands, debts, obligations, accounts, Liens, suits, judgments, torts, charges, causes of action, whether known or unknown, mature or unmatured, absolute or contingent, now existing or hereafter arising or discovered, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated or due or to become due, at law, in equity or otherwise, whether arising by statute or common law, in Contract, in tort or otherwise that the Buyer Releasing Party ever had, now has, or may hereafter have or acquire against any of the Seller Released Parties relating to or arising out of the ownership, management or operation of the Company or the operation of the business of the Companies prior to Closing (collectively, “Buyer Released Claims”).  Notwithstanding the foregoing or anything herein to the contrary, Buyer Released Claims shall not include, and nothing contained in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect, (1) the rights or obligations of any Person as expressly set forth in this Agreement or the Transaction Documents, (2) any claims of Fraud, or (3) solely with respect to any employees of any of the Companies, any

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misconduct with respect to the assets or business of any of the Companies or other actions or omissions which would constitute grounds for a “for cause” termination of employment consistent with the Company’s historical practices generally.
(ii)Each Buyer Releasing Party covenants and agrees not to sue, make, assert, or maintain, directly or indirectly, any Buyer Released Claim or to bring, request, initiate or file any suit or action regarding any Buyer Released Claim, all of which are released pursuant to this Agreement.
(iii)Each Buyer Releasing Party acknowledges and agrees that the consideration he, she or it is receiving pursuant to this Agreement and the other Transaction Documents in exchange for the release of Buyer Released Claims, all of which are released pursuant to this Agreement, is good and sufficient consideration and exceeds anything of value to which such Buyer Releasing Party is already entitled.
(iv)Each Buyer Releasing Party is aware that such Buyer Releasing Party may hereafter discover Buyer Released Claims or facts in addition to or different from those such Buyer Releasing Party now knows or believes to be true with respect to the matters related herein.  Nevertheless, it is each Buyer Releasing Party’s intention to fully, finally and forever settle and release the matters released herein, and all Buyer Released Claims relative thereto, which now exist or heretofore have existed between such Buyer Releasing Party and the Seller Released Parties.  In furtherance of such intention, the release given herein will remain in effect as a full and complete release of all such matters notwithstanding the discovery or existence of any additional or different Buyer Released Claims or facts related thereto, and the Buyer Releasing Party has not sold, assigned or otherwise transferred any rights or interest in any Buyer Released Claims prior to Closing.
10.4Specific Performance.  The Parties agree that the assets and businesses of the Companies as a going concern constitute unique property and there is no adequate remedy at law for the damage which any Party might sustain for failure of the other Parties to consummate any of the transactions contemplated by this Agreement and the other Transaction Documents. Accordingly, and in addition to any other remedies available under this Agreement or at law, each Party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of each transaction described in this Agreement and the other Transaction Documents, including, but not limited to, an injunction or injunctions to prevent breaches of this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Nothing in this Section 10.4 shall require either Party to seek (or limit either Party’s right to seek) specific performance under this Section 10.4 prior to or as a condition to exercising any termination right under ARTICLE IX (and pursuing damages after such termination), nor shall the exercise of the Company’s right to seek specific performance pursuant to this Section 10.4 or anything set forth in this Section 10.4 reduce, restrict, or otherwise limit either Party’s right to terminate this Agreement pursuant to ARTICLE IX or pursue all applicable remedies at law, including seeking money damages. Each of the Parties hereby waives (i) the defense that monetary damages would be an adequate remedy in an action for specific performance and (ii) any

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requirement under any Legal Requirement to post a bond or other security as a prerequisite to obtaining equitable relief.
10.5Tax Matters.
(a)Tax Returns. Buyer shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns of the Companies filed after the Closing Date. Before the filing of an income Tax Return for a period ending on or before the Closing Date, Buyer shall provide the Stockholders Agent with copies of such Tax Returns for the Stockholders Agent’s review and approval, at least sixty (60) days prior to the applicable filing due date.  Following receipt thereof, the Stockholders Agent shall have a period of twenty (20) days to provide Buyer with a statement of any disputed items with respect to such income Tax Returns.  In the event the Stockholders Agent and Buyer are unable to reach agreement with respect to any disputed items within a period of ten (10) days after Buyer’s receipt of such statement, all such disputed items shall be submitted to an Independent Accountant selected as described in Section 4.2(c) for final resolution prior to the applicable filing due date. Notwithstanding anything to the contrary herein, to the extent permitted by applicable Legal Requirements, the Parties agree (i) that there shall be deducted on the applicable federal income Tax Return and state income Tax Returns for the period ending on the Closing Date the Seller Transaction Costs and (ii) to cause the Companies to apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29, 2011-18 IRB 746 to determine the amount of permitted deductions for any success-based fees that are deductible on the income Tax Returns for the period ending on the Closing Date.   Notwithstanding anything in this Agreement to the contrary, Buyer will not amend any income Tax Returns of the Companies for any Tax Period beginning on or before the Closing Date in a manner that would result in a Tax liability for the Stockholders or a reduction in the amount of Tax Refunds subject to Section 10.5(b) without first obtaining the prior written consent of the Stockholders Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)Tax Refunds.  Buyer and the Stockholders Agent agree that any refunds of income Taxes and interest thereon actually received by the Companies after the Closing that relate exclusively to the taxable period (or portion thereof) ending on the Closing Date and the immediately preceding taxable period and which refunded income Taxes were actually paid by the Companies prior to the Closing Date (each, a “Tax Refund”) shall be for the account of the Stockholders, except to the extent such Tax Refund was reflected as an asset within Final Net Working Capital. Within five (5) days after receipt of each such Tax Refund and interest by the Companies after the Closing Date (or upon application of any such refund and interest as a credit against Taxes), Buyer shall pay to the Stockholders Agent an amount equal to such Tax Refund by wire transfer of immediately available funds for distribution to the Stockholders based on each Stockholder’s Percentage Share, less any holdbacks or expenses payable pursuant to Sections 10.8(g) and 10.8(h), less any Withholding Amounts. Buyer shall permit the Stockholders Agent to assist with the prosecution or pursuit of any Tax Refund claim, including any Tax Refund that may be claimed by filing IRS Form 4466 (which form the Parties agree shall be filed no later than thirty (30) days following the end of the Company’s Tax year that includes the Closing Date), payable for the account of the Stockholders under this Section 10.5(b) and, where deemed appropriate by the Stockholders Agent, shall cause Buyer to authorize by appropriate powers of attorney such representatives as the Stockholders Agent shall designate to represent the Company with respect to such Tax Refund claim. The Stockholders shall be responsible for paying any costs

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and expenses incurred by the Stockholders Agent in connection with any such prosecution or pursuit. Notwithstanding the foregoing, the Stockholders shall not be entitled to receive any Tax Refund attributable to the carryback of any net operating losses or other tax attributes from any post-Closing period.
(c)Tax Cooperation.  Stockholders Agent shall reasonably cooperate with Buyer in connection with the preparation of Tax Returns related to the Companies and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a Taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other Party a reasonable opportunity to review and copy the same.  In addition, if reasonably required in order to assist any Stockholder to properly prepare Tax or other financial reporting documentation, either for purposes of compliance with applicable Legal Requirements or, in the case of any Stockholder which is not a natural Person, contractual obligations to its owners, Buyer shall provide such Stockholder with access to such information relating to Tax periods ending on or prior to the Closing Date or, if necessitated by required reporting, any other portion of the year in which the Closing occurred (provided that if such information is part of a consolidated Tax Return of Buyer, Buyer may redact information to the extent such redaction information relates the income, assets, properties, business, and operations of Buyer or its Affiliates other than the Companies), during normal business hours and at the expense of the requesting Stockholder.
(d)Post-Closing Audits. Buyer shall notify the Stockholders Agent in writing within ten (10) days after receipt by Buyer or the Companies of any official inquiry, examination, or Action regarding any Tax Return relating to a Tax period ending on or before the Closing Date (“Audit”) if such Audit is reasonably expected to result in an additional Tax liability for the Stockholders. Buyer shall have the right, at its own expense, to control the handling, disposition and/or settlement of any issue raised in any Audit (including the right to settle or otherwise terminate any contest with respect thereto); provided that in the case of an Audit of any Tax Return for a period beginning on or before the Closing Date for which an Audit issue would result in an additional Tax liability for the Stockholders, Buyer shall not settle any such issue without the prior written consent of the Stockholders Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest, which are part of the definition of Taxes) incurred in connection with this Agreement (if any) shall be borne and paid by Buyer as and when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and Stockholders Agent shall cooperate with respect thereto as necessary).
(f)Post-Closing Tax Filings.  The Buyer acknowledges and agrees that it is responsible for making its own determinations with respect to Tax filings post-Closing and it shall not rely on the pre-Closing practices of the Companies with respect to such filings.
(g)Tax Treatment.  The Parties agree that for federal and state income Tax purposes they will treat the Merger as a sale of the Common Stock and Series A Preferred Stock

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by the Stockholders to Buyer.  None of Buyer, the Companies, or any of their Affiliates shall make any election under Section 336 or 338 of the Tax Code with respect to the transactions contemplated by this Agreement.
(h)Tax Sharing Arrangements. All Tax sharing arrangements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date, and after the Closing Date, the Companies shall not be bound thereto or have any liability thereunder.
10.6Acknowledgment by Buyer and Companies.  Buyer acknowledges that it or its representatives have conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Companies, and in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the Schedules.  Buyer acknowledges that none of the Companies, the Stockholders nor any other Person has made any representation or warranty, express or implied, whether orally or in writing, as to the accuracy or completeness of any information regarding the Companies or their businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in ARTICLE VII of this Agreement and none of the Companies, the Stockholders or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s or its representative’s use of any such information, including any confidential information memoranda distributed on behalf of the Companies relating to their businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided (including whether provided verbally or in writing) or made available to Buyer or its representatives, including management presentations, in connection with the transactions contemplated hereby.  The consummation of the transactions contemplated hereby by Buyer are not done in reliance upon, and Buyer specifically disclaims reliance upon, any representation or warranty or omission by, or information from, the Companies, the Stockholders or any of their respective Affiliates, employees or representatives, or any other Person, except for the representations and warranties specifically and expressly set forth in ARTICLE VII of this Agreement.  SUCH EXPRESS REPRESENTATIONS AND WARRANTIES BY THE COMPANY IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE STOCKHOLDERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES AND OMISSIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANIES), ARE SPECIFICALLY DISCLAIMED BY THE COMPANIES AND THE STOCKHOLDERS AND BUYER SPECIFICALLY DISCLAIMS RELIANCE THEREON.  WITHOUT LIMITING THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT NEITHER THE COMPANIES NOR THE STOCKHOLDERS MAKE ANY REPRESENTATION OR WARRANTY CONCERNING ANY

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PROJECTIONS PROVIDED BY OR ON BEHALF OF THE COMPANY TO BUYER. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

The consummation of the transactions contemplated hereby by the Company and Stockholders Agent are not done in reliance upon, and the Company and Stockholders Agent specifically disclaims reliance upon, any representation or warranty or omission by, or information from Buyer or any of their respective Affiliates, employees or representatives, or any other Person, except for the representations and warranties specifically and expressly set forth in ARTICLE VIII of this Agreement.  SUCH EXPRESS REPRESENTATIONS AND WARRANTIES BY BUYER IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER TO THE COMPANY AND THE STOCKHOLDERS AGENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE COMPANY AND STOCKHOLDERS AGENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES AND OMISSIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY BUYER AND THE COMPANY AND STOCKHOLDERS AGENT SPECIFICALLY DISCLAIMS RELIANCE THEREON. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

For the avoidance of doubt, the above two paragraphs shall not limit any Party’s rights with respect to any claim for Fraud or the Buyer’s rights with respect to each Stockholder’s individual representations, warranties, covenants and agreements set forth in such Stockholder’s Letter of Transmittal.

10.7Conflicts and Privilege.  Buyer acknowledges that Quarles & Brady LLP represents the interests of the Stockholders in the transactions contemplated by this Agreement.  Buyer hereby agrees that, in the event a dispute arises after the Closing between Buyer and the Stockholders, Quarles & Brady LLP may rely upon this waiver and represent the Stockholders in such dispute even though the interests of the Stockholders may be directly adverse to Buyer or one of the Companies, and even though Quarles & Brady LLP may have represented one of the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or one of the Companies.  Buyer further agrees that, as to all communications among Quarles & Brady LLP, any of the Companies and the Stockholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Stockholders and may be controlled by the Stockholders, and shall not pass to or be claimed or controlled by Buyer or any of the Companies, regardless of whether such communications are in the possession of Buyer or the Companies (electronically or otherwise) following the Closing.  Notwithstanding the foregoing, in the event a dispute arises between Buyer or any of the Companies and a party other than a party to this Agreement after the Closing, any of the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Quarles & Brady LLP to such third party; provided, however, that none of the Companies may waive such privilege without the prior written consent of the Stockholders Agent.
10.8Stockholders Agent.

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(a)Appointment.  Each Stockholder, by his, her, or its consent and approval of this Agreement, irrevocably constitutes and appoints the Stockholders Agent, as his, her or its agent and attorney in fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement (including all Additional Merger Consideration), determination of the proper allocation thereof among the Stockholders and others as contemplated by this Agreement, and disbursement thereof to the Stockholders and others, as contemplated by this Agreement; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement and the Escrow Agreement; (v) giving or agreeing to, on behalf of the Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholders Agent, in its discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) subject to the provisions of Section 12.1, amending this Agreement (other than this Section 10.8), or any of the instruments to be delivered to Buyer or Acquisition pursuant to this Agreement; (vii) (A) dispute or refrain from disputing, on behalf of each Stockholder relative to such Stockholder’s Percentage Share, any claim made by Buyer, Acquisition or the Surviving Corporation under the Transaction Documents, (B) negotiate and compromise, on behalf of each such Stockholder, any dispute that may arise under, and exercise (including through the initiation of one or more proceedings) or refrain from exercising any remedies available under, the Transaction Documents, and (C) execute, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) negotiating and finalizing all adjustments to the Estimated Purchase Price as contemplated herein; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with the Transaction Documents and paying any fees related thereto.  This power of attorney shall not be affected by any subsequent disability or incapacity of such Stockholder.
(b)Authorization.  Notwithstanding Section 10.8(a), in the event that the Stockholders Agent, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Stockholders on any matters concerning this Agreement, the Stockholders Agent shall be entitled to seek such further authorization from the Stockholders prior to acting on their behalf.  In such event, each Stockholder shall have a number of votes equal to such Stockholder’s Percentage Share and the authorization of a majority of such number of votes shall be binding on all of the Stockholders and shall constitute the authorization of the Stockholders.
(c)Reliance.  Buyer, Acquisition, and the Surviving Corporation shall be fully protected in dealing with the Stockholders Agent under this Agreement and may rely upon the authority of the Stockholders Agent to act as the agent of the Stockholders.  Any payment by Buyer or Acquisition, or both, to the Stockholders Agent under this Agreement shall be considered a payment by Buyer or Acquisition to the Stockholders.  The appointment of the Stockholders Agent is coupled with an interest and shall be irrevocable by any Stockholder in any manner or for any reason.  This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.

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(d)Acts of the Stockholders Agent.  The Stockholders Agent may resign from its capacity as the Stockholders Agent at any time by written notice delivered to Buyer.  If there is a vacancy at any time in the position of the Stockholders Agent for any reason, such vacancy shall be filled by a Stockholder vote pursuant to Section 10.8(b).  If at any time there is no Person acting as a Stockholders Agent and the Stockholders fail to fill such vacancy in a timely fashion, Buyer may appoint a Stockholders Agent from among the Stockholders; provided that such Stockholder is not a trust; and provided further that such Stockholder’s Percentage Share must be greater than one percent (1%).
(e)Acknowledgment.  The Stockholders Agent acknowledges that it has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that it will act in its capacity as the Stockholders Agent in strict compliance with and conformance to the provisions of this Agreement.
(f)No Liability.   The Stockholders Agent shall not be liable to Buyer, Acquisition, the Surviving Corporation or the Stockholders in its capacity as the Stockholders Agent for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except for its own bad faith or willful misconduct.  The Stockholders Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Stockholders Agent to Buyer, Acquisition, the Surviving Corporation or the Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.
(g)Stockholders Agent Holdback.  The Stockholders Agent is authorized to hold the Stockholders Agent Holdback as well as all or any portion of any distributions to the Stockholders pursuant to this Agreement (as determined by the Stockholders Agent in its sole discretion) for such period of time as the Stockholders Agent, in its sole discretion, deems advisable in order to provide a source of funds for future expenses to be incurred by the Stockholders Agent.  Any such amounts released by the Stockholders Agent shall be distributed to the Stockholders (subject to Section 4.3 in the case of payments to Optionholders) based on each Stockholder’s Percentage Share, less applicable Withholding Amounts.
(h)Expenses.  Any expenses incurred by the Stockholders Agent in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Stockholders Agent but shall be payable: (i) as a Seller Transaction Cost if incurred and ascertainable prior to the Closing; (ii) out of distributions to the Stockholders pursuant to this Agreement and/or out of the Stockholders Agent Holdback if incurred but not ascertainable prior to the Closing or if incurred following the Closing and prior to such distributions or the depletion of the Stockholders Agent Holdback; and (iii) by the Stockholders based on each Stockholder’s Percentage Share of such expenses after the Closing in the event that the amounts distributed pursuant to this Agreement and the Stockholders Agent Holdback are not adequate to pay such expenses.  The Stockholders Agent may from time to time submit invoices to the Stockholders covering such expenses and, upon the request of any Stockholder, shall provide such Stockholder with an accounting of all expenses paid.

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10.9Consents.  Buyer acknowledges that certain Consents to the transactions contemplated by this Agreement are required from parties to Contracts to which the Companies are a party, including those set forth on Schedule 7.4, and such Consents may not have been obtained prior to the Closing.  Buyer agrees and acknowledges that neither the Companies nor the Stockholders Agent shall have any liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of or relating to the failure of the Companies to obtain any Consents, including those set forth on Schedule 7.4, that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such Contract as a result thereof.  Notwithstanding the foregoing, the Company shall use reasonable commercial efforts to obtain such Consents as Buyer reasonably requests to obtain prior to the Closing.  For purposes of this Section 10.9, the term “reasonable commercial efforts” shall not be deemed to require the Company to (i) pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any Consent or waiver may be required or (ii) resort to litigation.
10.10R&W Policy.  Buyer shall cause the R&W Policy to expressly provide (and the Stockholders Agent acknowledges that the R&W Policy attached as Exhibit E does provide) that the insurer writing such policy shall not pursue any subrogation rights against the Company, the Stockholders, the Stockholders Agent or any of their respective Affiliates and/or any of their respective equityholders, officers, directors, employees, agents, advisors or representatives under this Agreement or any other Transaction Document, except in the case of Fraud by the Company or the Stockholders, as applicable. From and after the date hereof, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate or waive any term or condition set forth in the R&W Policy in a manner inconsistent with the immediately preceding sentence.  Buyer shall share each draft of the R&W Policy that has any change impacting the Insurer’s right of subrogation against the Seller Related Parties (as defined in the R&W Policy), or waiver thereof, with the Stockholders Agent promptly after Buyer’s receipt thereof. As used in this Section 10.10, “Insurer” shall have the meaning set forth in the R&W Policy.
10.11Further Assurances. Subject to the terms and conditions of this Agreement, each of the Stockholders Agent and Buyer, upon the reasonable request of the other party from time to time after the Closing, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to effect, or make more fully effective, the consummation of the transactions contemplated in this Agreement.
ARTICLE XI
INDEMNIFICATION
11.1Survival.  Except for each Stockholder’s individual representations, warranties, covenants and agreements set forth in such Stockholder’s Letter of Transmittal, none of the representations or warranties of the Companies contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered pursuant hereto or thereto will survive the Closing, and none of the Companies, the Stockholders or the Stockholders Agent will have any liability whatsoever with respect to any such representations or warranties, nor shall any claim be made by Buyer or the Surviving Corporation or any of their respective Affiliates or representatives in respect thereof.  None of the covenants and agreements contained in this Agreement required to be performed by any Party prior to the Closing will survive the Closing.   Each of the covenants

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and agreements contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered pursuant hereto or thereto that by its terms is required to be performed by Buyer or the Companies following the Closing will survive the Closing in accordance with its terms.  None of the covenants and agreements contained in this Agreement, the other Transaction Documents (other than Letters of Transmittal, as noted above) or in any certificate or instrument delivered pursuant hereto or thereto that by its terms is required to be performed by the Stockholders or the Stockholders Agent following the Closing will survive the Closing; provided, that, the covenants of the Stockholders or Stockholders Agent to be performed on or after the Closing under Section 4.2 shall survive until such time as the Adjustment Escrow is released in accordance with the terms of this Agreement and the Escrow Agreement, at which time all covenants of the Stockholders and Stockholders Agent shall terminate for all purposes, and thereafter there shall be no liability on the part of the Stockholders or Stockholders Agent, nor shall any claim be made by Buyer or the Surviving Corporation or any of their respective Affiliates or representatives in respect thereof.  Notwithstanding anything contained in this Agreement to the contrary, Buyer and/or Acquisition may bring any claim, demand, charge, complaint, suit, proceeding or other dispute resolution or proceeding for Fraud (i) of any Stockholder against such Stockholder and (ii) of any of the Companies, against the Stockholders severally, and not jointly and severally, in proportion to each Stockholder’s Percentage Share.
11.2Indemnification by Buyer.  From and after the Effective Time, Buyer will indemnify, defend and hold harmless the Stockholders and their Affiliates and representatives (all such foregoing persons, collectively, the “Stockholder Indemnitees”) from and against any Losses such Person suffers, sustains or becomes subject to resulting from: (a) any breach or inaccuracy of any representation or warranty made by Buyer under ARTICLE VIII as of the Closing; or (b) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer or the Surviving Corporation pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto.  The representations and warranties of the Buyer under ARTICLE VIII shall survive the Closing until the six year anniversary of the Closing.  Except for Fraud by Buyer and without limiting the right to seek specific performance as provided herein, in no event shall the Buyer’s aggregate Liability for the breach of any representations or warranties contained herein exceed ten percent (10%) of the Final Purchase Price.
11.3Limited Recourse.  Following the Closing, except for (a) Fraud, (b) the Stockholders’ and the Stockholders Agent’s obligation to perform under Section 4.2, for which the Stockholders’ aggregate liability shall be limited to and shall in no event exceed the then-remaining Adjustment Escrow to be held pursuant to this Agreement and the Escrow Agreement, and (c) each Stockholder’s individual representations, warranties, covenants and agreements set forth in such Stockholder’s Letter of Transmittal, the Stockholders shall have no liability whatsoever arising from or relating in any manner to this Agreement or the other Transaction Documents or any certificate or instrument delivered pursuant hereto or thereto.  Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document delivered in connection herewith, by its acceptance of the benefits of this Agreement, Buyer covenants, agrees and acknowledges that, except as set forth in clauses (a), (b) and (c) of the preceding sentence, no Persons other than the Company have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the Company may be an Affiliate of partnerships or limited liability

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companies, Buyer has no right of recovery under this Agreement or any Transaction Document, or any clam based on any such liabilities, obligations, or commitments, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of the Company, or any former, current or future stockholder, Stockholders Agent, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the Company, each a “Non-Recourse Party”), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Legal Requirement, or otherwise, with respect to this Agreement or any such Transaction Document or any certificate or instrument delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.  Without limiting the foregoing, no claim will be brought or maintained by Buyer or any Affiliate of Buyer or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other Transaction Document. EXCEPT AS SET FORTH IN CLAUSES (a), (b) AND (c) OF THE FIRST SENTENCE OF THIS PARAGRAPH, THE RIGHT TO RECOVER UNDER THE ADJUSTMENT ESCROW PURSUANT TO SECTION 4.2 AND THE R&W POLICY ARE BUYER’S, ACQUISITION’S AND THE SURVIVING CORPORATION’S SOLE AND EXCLUSIVE REMEDY AFTER THE EFFECTIVE TIME WITH RESPECT TO ANY AND ALL CLAIMS OF ANY KIND WHATSOEVER ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY AND ALL BREACHES OR ALLEGED BREACHES OF ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF THE PARTIES, OR ANY OTHER PROVISION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) AND all other REMEDIES AND rights, whether created by LEGAL REQUIREMENT or otherwise, ARE HEREBY WAIVED. In furtherance of the foregoing, EXCEPT AS SET FORTH IN CLAUSES (a), (b) AND (c) OF THE FIRST SENTENCE OF THIS PARAGRAPH, Buyer hereby waives, AND AGREES NOT TO ASSERT IN ANY ACTION OR PROCEEDING OF ANY KIND, IN ALL INSTANCES, FOR ITSELF AND ON BEHALF OF ACQUISITION AND THE SURVIVING CORPORATION, FRom and after the Effective Time, to the fullest extent permitted under applicable LEGAL REQUIREMENTS, any and all rights, claims and causes of action it may have against non-recourse party, IN EACH CASE relating to the subject matter of this Agreement or the transaction DOCUMENTS, the transactions contemplated by this AGREEMENT or the Transaction Documents, or the businesses, assets, and operations of the Companies including without limitation all rights to rescission, arising under or based upon any legal requirements or otherwise (INCLUDING ANY SUCH RIGHTS, CLAIMS OR CAUSES OF ACTION ARISING UNDER OR BASED UPON COMMON LAW OR OTHER LEGAL REQUIREMENTS).  FOR THE AVOIDANCE OF

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DOUBT, BUYER HEREBY ACKNOWLEDGES AND AGREES, FOR ITSELF AND ON BEHALF OF ACQUISITION AND THE SURVIVING CORPORATION, EXCEPT AS SET FORTH IN CLAUSES (a), (b) AND (c) OF THE FIRST SENTENCE OF THIS PARAGRAPH (I) ALL LOSSES OF THE COMPANIES following closing SHALL BE THE SOLE RESPONSIBILITY OF BUYER, AND (II) BUYER HAS not RELIED ON THE EXISTENCE OF ANY OTHER RIGHT OR REMEDY WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE XII
MISCELLANEOUS
12.1Amendment and Waiver.  This Agreement may only be amended if such amendment is set forth in a writing executed by the Company (prior to the Closing Date) and by the Stockholders Agent (for itself and on behalf of the Stockholders) and Buyer.  No waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the Party against whom such waiver is to be enforced.  No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
12.2Notices.  All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given (i) when received, if personally delivered; (ii) when transmitted, if sent by fax transmission or other electronic means of transmitting written documents (including electronic mail); or (iii) the first Business Day after they are sent, if sent by private overnight mail courier service.  Notices, demands and communications to the Company, the Stockholders Agent, Buyer, Acquisition or the Surviving Corporation must, unless another address is specified in writing, be sent to the address indicated below:
411 Mason Street
If to the Company Prior to the Effective Time:	LBW Holding Corp. Attention: Kevin Gagermeier 411 Mason Street Onalaska, WI 54650 Email: kevingagermeier@lbwhite.com with a copy (which copy shall not constitute notice to the Company) to:
Quarles & Brady LLP Attention: Ryan L. Van Den Elzen 411 East Wisconsin Avenue, Suite 2400 Milwaukee, Wisconsin 53202 Email: ryan.vandenelzen@quarles.com Fax No.: 414-978-8654

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If to the Stockholders Agent:	Mason Wells Buyout Fund IV, LP Attention: Jay Radtke; Michael Graves 411 E. Wisconsin Avenue, Suite 1280 Milwaukee, WI 53202 Email: jradtke@masonwells.com; mgraves@masonwells.com Fax No.: 414-727-6410 with a copy (which copy shall not constitute notice to the Stockholders Agent) to:
Quarles & Brady LLP Attention: Ryan L. Van Den Elzen 411 East Wisconsin Avenue, Suite 2400 Milwaukee, Wisconsin 53202 Email: ryan.vandenelzen@quarles.com Fax No.: 414-978-8654
If to Buyer, Acquisition or the Surviving Corporation:	Modine Manufacturing Company Attention: Office of the General Counsel 1500 De Koven Avenue Racine, Wisconsin 53403 Email: legal@modine.com Fax No.: 262-631-7720 with a copy (which copy shall not constitute notice to Buyer, Acquisition or the Surviving Corporation) to:
Godfrey & Kahn, S.C. Attention: Brett D. Koeller 833 E. Michigan Street Suite 1800 Milwaukee, WI 53202 Email: bkoeller@gklaw.com Fax No.: 414-273-5198

12.3Binding Agreement; Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that:
(a)prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Companies, Stockholders Agent or any Stockholders without the prior written consent of Buyer; and

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(b)without the prior written consent of the Stockholders Agent (which consent will not be unreasonably withheld), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer, provided that Buyer may assign its rights under this Agreement or any of the provisions hereof (but not its obligations) to any Affiliate of Buyer (including, without limitation, Acquisition).
12.4Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.5No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.
12.6Captions.  The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption or heading had been used in this Agreement.
12.7Entire Agreement.  This Agreement (including the Exhibits and the Schedules), the other Transaction Documents, and the Confidentiality Agreement contain the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof and the transactions contemplated hereby in any way.  In furtherance of the foregoing, the Parties acknowledge that the execution of this Agreement is the culmination of extensive negotiations between them, all of which were intended to be non-binding upon the Parties until memorialized in the executed copy of this Agreement and none of which should be construed as having created any type of oral agreement between the Parties.  The Confidentiality Agreement shall terminate automatically and be of no further force or effect upon the Closing.
12.8Counterparts; Electronic Delivery.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format via electronic mail) will be effective as delivery of a manually executed counterpart to this Agreement.
12.9Governing Law; Jurisdiction and Venue.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR

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CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.  Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court thereof within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in any action arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action may be heard and determined in such court.  Each Party agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any court referred to in this Section, and (b) the defense of an inconvenient forum to the maintenance of such action in any such court.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.
12.10Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement; provided that the provisions of Sections 10.3, 10.5(b), 10.7 and 10.8 may be enforced by the Stockholders or any affected director, officer, fiduciary or employee of any of the Companies or of the Surviving Corporation; each Seller Released Party is a third party beneficiary of and entitled to enforce Section 10.3(b); Quarles & Brady LLP is a third party beneficiary of and entitled to enforce Section 10.7; and Section 11.2 may be enforced by the applicable Stockholder Indemnitee.
12.11Other Definitional Provisions.  The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.   Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.  Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any

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successor thereto, unless such treatment would be contrary to the express terms of this Agreement.  Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A, which Exhibit A is hereby incorporated herein by reference.  Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

LBW HOLDING CORP. By: Name: Title:
MODINE MANUFACTURING COMPANY By: Name: Title:

TYROLEAN HOLDING CORP. By: Name: Title:

AS STOCKHOLDERS AGENT, SOLELY FOR PURPOSES OF SECTION 10.8 OF THIS AGREEMENT
MASON WELLS BUYOUT FUND IV, LP By:Mason Wells Buyout Partners IV, LLC, its General Partner By: Name:Jay Radtke Title:Executive Managing Director

[Signature Page to Agreement and Plan of Merger]

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EXHIBIT A
DEFINED TERMS

As used in this Agreement and Plan of Merger to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:

“Action” means any demand, claim, action, suit, charge, complaint, grievance, arbitration, inquiry, mediation, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrators.

“Adjustment Escrow” means an amount equal to Four Million Dollars ($4,000,000).

“Adjustment Time” means 11:59 p.m. Central Time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that, for the avoidance of doubt, Mason Wells and MW Buyout Executive Fund IV, LLC shall each be deemed to be an “Affiliate” of the Company but none of their limited partners or members (or any of their respective directors, officers, employees, agents or advisors) shall be deemed to be an “Affiliate” of the Company by reason of their equity interests therein.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and other similar laws and regulations applicable to the Target Companies from time to time.

“Business” means the business of the Companies related to manufacturing direct-fired and indirect-fired forced air heaters, convection heaters and radiant heaters in a variety of heat outputs, ignition types, electrical requirements and installation options and related accessories and service parts.

“Business Day” means a day other than a Saturday, a Sunday or day on which banks are authorized or required by applicable Legal Requirements to be closed in Milwaukee, Wisconsin.

“Buyer Released Claims” has the meaning set forth in Section 10.3(b)(i).

“Buyer Released Parties” has the meaning set forth in Section 10.12(a).

“Buyer Releasing Party” has the meaning set forth in Section 10.3(b)(i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Public Law 116-136, as amended, any regulations promulgated thereunder and any administrative, executive or other guidance published with respect thereto by a Governmental Entity.

“Cash” means the aggregate amount of cash and cash equivalents on the Companies’ books as of the Adjustment Time (without duplication) minus (i) checks, money orders, drafts or similar instruments issued, “cut” or sent by any of the Companies but uncashed or un-cleared or received but not deposited and (ii) cash, book or bank account overdrafts or negative balance cash accounts, but only to the extent that the amounts to be paid pursuant to clause (i) and the payments creating or increasing the overdrafts or negative balance in clause (ii) are not included in the accounts payable used in determining Net Working Capital; plus all checks, money orders, wires and deposits in transit not yet received by the Companies, to the extent such amounts are not included in the accounts receivable used in determining Net Working Capital.

“Closing” means the closing to be held on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Suite 2400, Milwaukee, Wisconsin, or such other place as may be agreed to by Buyer and the Company, at which the transactions described in this Agreement shall be effected.

“Closing Preferred Stock Price” means, with respect to each Stockholder holding Series A Preferred Stock, an amount equal to (i) the Closing Payment; multiplied by (ii) the Percentage Share applicable to such Stockholder.

“Common Stock” means the authorized common stock of the Company.

“Companies” means, collectively, the Company and the Subsidiaries.

“Company Benefit Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement, including, but not limited to, any equity or equity-based plan, bonus or incentive compensation arrangement, retirement (whether or not tax-qualified) deferred compensation, health, welfare, cafeteria, flexible spending account, medical, dental, vision, life insurance, disability, profit sharing, severance, transportation, tuition reimbursement, educational assistance, compensation, employment agreement or other fringe benefit, for any current or former employee of the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries sponsors, maintains or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any liability.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, the consummation of any Closing Transaction or other transaction contemplated hereby or thereby, or the conduct of the businesses or operation of the Companies after the Effective Time, whether such requirement arises pursuant to any Legal Requirement or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract, which right of breach, default, termination or modification results from the consummation of the Closing Transactions.

“Contract” means any, whether written or oral, agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof), to which any of the Companies is a party or by which any of the Companies is bound or to which any of the Companies is subject or which pertains to the business or properties of any of the Companies, including all amendments, waivers, supplements and modifications thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“Debt” means, with respect to the Companies on a consolidated basis and, in each case, as of the Adjustment Time: (i) the aggregate amount of all of the outstanding and unpaid principal, accrued interest, accrued fees and other charges or payment obligations relating to outstanding indebtedness of the Companies for borrowed money, which shall include the current and long term portion of all such indebtedness of the Companies and any prepayment premium, termination fees, expenses, breakage costs or penalties due upon payment of such indebtedness at Closing or otherwise payable as a result of the transactions contemplated herein, (ii) all finance lease obligations, if any, as determined in accordance with GAAP as consistently applied by the Company with respect to the Reference Balance Sheet, (iii) all obligations evidenced by any note, bond (except for performance bonds), debenture or other similar instrument or debt security, (iv) all obligations under any interest rate or foreign exchange rate swap or other hedging arrangements (including swap breakage or associated fees due upon termination of such swap or hedging arrangements), (v) all indebtedness of a third party secured by a Lien (other than a mechanics’ lien or a Tax lien) on any property or assets of the Companies, (vi) reimbursement obligations, contingent or otherwise, in connection with any letters of credit (to the extent drawn) issued for the account of the Companies, (vii) any indebtedness of a Person of a type that is referred to in clauses (i) through (vi) above and which is guaranteed by any of the Companies, and (viii) Unpaid Pre-Closing Taxes. For the avoidance of doubt, “Debt” shall not include any Seller Transaction Costs, any current liabilities taken into account in the determination of Net Working Capital or any operating leases.

“Dissenting Shares” means the shares of Common Stock and Series A Preferred Stock pursuant to which dissenters’ rights have been properly exercised in accordance with the DGCL.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, and indoor and ambient air.

“Environmental Liabilities” means any demand, violation, allegation, penalty, fine, lien, liability, responsibility, damages, fees, costs (including investigatory costs, cleanup costs, corrective action or other response costs), expenses of any type or nature, action or governmental order arising out of, related to, or incurred in connection with: (i) any actual or alleged violation of any Environmental Requirements occurring on or prior to the Closing and including all corrective action costs associated therewith; (ii) any abatement, removal, remedial, corrective or other response action necessary to protect human health or to achieve compliance with applicable Environmental Requirements; (iii) any actual or alleged threat, injury, or harm to natural resources, wildlife, human health or safety, or the Environment; or (iv) the management, manufacture, possession, generation, processing, recycling, reclamation, distribution, labeling, use, treatment, handling, storage, emission, discharge, transport, disposal, presence of, exposure to, or Release or threatened Release of, Hazardous Materials on or prior to the Closing.

“Environmental Requirements” means all Legal Requirements pertaining to (i) the protection of the Environment, natural resources, wildlife, human health as it relates to Hazardous Materials, or occupational health and safety; or (ii) the management, manufacture, possession, presence, processing, generation, distribution, import, labeling, use, treatment, storage, disposal, transportation, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials.

“Environmental Lien” means any Lien, either recorded or unrecorded, in favor of any Governmental Entity and relating to any liability arising under Environmental Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A..

“Escrow Agreement” means an agreement among the Stockholders Agent, Buyer and the Escrow Agent in substantially the form of Exhibit D.

“Estimated Purchase Price” means an aggregate amount equal to (i) the Base Price, (ii) plus the Estimated Cash, (iii) plus the amount, if any, that Estimated Net Working Capital is greater than Target Net Working Capital, (iv) minus the amount, if any, that Estimated Net Working Capital is less than Target Net Working Capital, (v) minus the Estimated Debt and (vi) minus the Estimated Seller Transaction Costs.

“Ex-Im Laws” means all laws and regulations relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import laws administered by U.S. Customs and Border Protection) applicable to the Companies from time to time.

“Excluded Current Assets” means Cash, prepaid expenses that would constitute Seller Transaction Costs if they had not yet been paid, and any current or deferred income Tax assets.

“Excluded Current Liabilities” means accrued Seller Transaction Costs, the current portion of the Debt, interest expense, and any current or deferred income Tax liabilities.

“Final Purchase Price” means an aggregate amount equal to (i) the Base Price, (ii) plus the Final Cash, (iii)  plus the amount, if any, that Final Net Working Capital is greater than Target Net Working Capital, (iv) minus the amount, if any, that Final Net Working Capital is less than Target Net Working Capital, (v) minus the Final Debt and (vi) minus the Final Seller Transaction Costs.

“Fraud” means actual and intentional common law fraud under Delaware law in the making of the express representations and warranties set forth in ARTICLE VII (each as qualified by the Schedules); provided, however, that for the sake of clarity, in no event shall Fraud include any concept of equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness; provided further, that such actual and intentional common law fraud shall only be deemed to exist if the Company had actual knowledge (as opposed to imputed or constructive knowledge) that the applicable representations and warranties set forth in ARTICLE VII (each as qualified by the Schedules) were actually breached when made.

“Fundamental Representations” means those representations and warranties contained in Section 7.1, Section 7.2, and Section 7.3 of this Agreement.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Company.

“Governmental Entity” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Official” includes any officer, employee or other person acting in an official capacity on behalf of: (i) any Governmental Entity or any department or agency of a government, including elected officials, judicial officials, civil servants and military personnel, or children, spouses, siblings or parents thereof; (ii) any public international organization, such as the World Bank; (iii) any company or business that is owned or controlled by a Governmental Entity; and (iv) any political party, as well as candidates for political office.

“Hazardous Materials” means chemicals, wastes, substances, compounds, products, solids, vapors, gases, liquids, wastes, by-products, materials, pollutants or contaminants that are hazardous, toxic or otherwise harmful to health, reproduction, safety, natural resources, wildlife or the Environment, including asbestos, polychlorinated biphenyls, radioactive materials, radon, urea formaldehyde foam, per- and polyfluoroalkyl substances, petroleum, petroleum derivatives, products and by-products, special nuclear material, or any other similar substances or materials that are harmful to human health or the Environment or are regulated by any Environmental Requirements.

“Intellectual Property Licenses” means licenses, sublicenses and other Contracts by or through which: (a) other Persons grant the Companies exclusive or non-exclusive rights or interests in or to any Property Rights; or (b) the Companies grants to any other Person exclusive or non-exclusive rights or interests in or to any Property Rights.

“Insider” means any Affiliate, Stockholder, director or officer of the Companies; provided that, for the avoidance of doubt, Mason Wells and MW Buyout Executive Fund IV, LLC shall each be deemed to be an “Insider” of the Company but no limited partner, member or non-controlling stockholder (or any of their respective directors, officers, employees, agents, or advisors) of Mason Wells or MW Buyout Executive Fund IV, LLC shall be deemed to be an “Insider” of the Company by reason of their equity interests therein.

“IRCA” has the meaning set forth in Section 7.18(i).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all hardware, software, systems, servers, networks, websites, applications, databases and other information technology assets or equipment.

“Knowledge” (and any derivation thereof, whether or not capitalized) means only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of the individuals specified in clause (a) or (b) below, as the case may be: (a) in the case of Acquisition and Buyer, David G. Furlong, William F. Alexander, or Jonathan J. Schlemmer, and (b) in the case of the Company, any of Kevin Gagermeier, Peter Frank, Sandoval da Silva, Andrew Kazmierczak, and Christopher Smith.

“Labor Agreement” any collective bargaining or works council agreement or other Contract (any including neutrality agreements) with any labor union, labor organization, works council or employee representative or group of employees.

“L.B. White Company” means L.B. White Company, LLC, a Delaware limited liability company.

“LBW Property” means LBW Property, LLC, a Delaware limited liability company.

“Leased Real Properties” means those certain parcels of real estate leased by the Companies and described on Schedule 7.7(a), including the improvements thereon or thereto.

“Legal Requirements” means all federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

“Letter of Transmittal” means letters of transmittal in the forms attached as Exhibit G.

“Liability” means any liability, debt, obligation, Tax, penalty, fine, damage, obligation, claim, assessment, amount to be paid in settlement, judgment or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device), except for any restrictions arising under any applicable securities Legal Requirements.

“Losses” means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, costs and expenses of every kind and nature (including without limitation reasonable attorneys’ fees).

“Mason Wells” means Mason Wells Buyout Fund IV, LP, a Delaware limited partnership.

“Material Adverse Effect” means any material adverse effect on: (a) the businesses, operations, financial condition or results of operations of the Companies, taken a whole; or (b) the ability of the Stockholders and the Company to perform their material obligations under this Agreement or any other Transaction Document; provided that Material Adverse Effect shall not include any effect to the extent attributable to (i) a change (after the date hereof) in or the enactment of any Legal Requirement or any change in the interpretation thereof; (ii) any change or event relating to the general economy of any nation or region in which the Companies operate; (iii) any change or event generally relating to the industries in which the Companies operate which does not have a materially disproportionate effect on the Companies or their businesses as a whole; (iv) the identity of Buyer or Buyer’s plans for the customers, suppliers, employees, businesses, operations or assets of the Companies; (v) the impact of the negotiation, execution, delivery, performance or public announcement of this Agreement; (vi) any failure of the Companies to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues, or business plans (however, to avoid doubt, underlying effects giving rise to such financial performance may nevertheless constitute a Material Adverse Effect); (vii) any epidemic, pandemic, calamity, outbreak of any disease or other public health event (including COVID-19); (viii) any changes in, or effects arising from or related to, the financial, debt, capital, credit or securities markets, including (A) any disruption of any of the foregoing markets, (B) changes in interest rates and/or currency exchange rates, (C) any decline or rise in the price of any security, commodity, contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for any of the transactions contemplated by this Agreement; (ix) changes in GAAP; (x) the commencement or material worsening of a war or armed hostilities or other national or international calamity whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any internet or “cyber” attack or hacking; (xii) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God, or the worsening of any of the foregoing; and (xiii) any actions taken, or failures to take action, or such other changes or events, in each case, which Buyer has requested or to which Buyer has consented in writing (including via e-mail) or which actions are expressly contemplated by this Agreement.

“Material Contract” means any of the following, except for any Transaction Document: (i) any Contract for the employment or engagement of any officer, individual employee or other Person on a current full-time, part-time, consulting basis or other basis with annual payments in excess of $100,000 (excluding offer letters or agreements with independent contractors entered into in the ordinary course of business consistent with past practice); (ii) any Contract involving Debt, imposing a Lien on any of the assets or properties of the Companies, or any guaranty by any of the Companies of the performance or payment obligation of any third party (except under Contracts executed in the ordinary course of business); (iii) any lease under which any of the Companies is lessor of or permits any third party to hold or operate any property, real or personal; (iv) any Contract with a vendor, consultant, or independent contractor for the purchase by the Companies of products or services under which the undelivered balance of such products and services in the next twelve (12) months has a sales price in excess of $100,000 (other than purchase orders entered into in the ordinary course of business consistent with past practice); (v) any Contract entered into on or after January 1, 2021 relating to the leasing, licensing, disposition or acquisition of assets or any interest by the Companies in any business enterprise outside the ordinary course of any of the Companies’ businesses in an amount which exceeds $100,000; (vi) any Contract which imposes any geographic, exclusivity, right of first refusal, right of first offer, or other restriction upon the ability of any of the Companies to freely engage in its business anywhere in the world other than any confidentiality agreement entered into by any of the Companies in the ordinary course of business, none of which has had is reasonably expected to have a Material Adverse Effect upon any of the Companies; (vii) any agreement relating to the ownership of, investments in or loans to any Person by the Companies; (viii) any power of attorney or similar agreement or grant of agency by the Companies; (ix) any Contract with any customer involving sales by the Company in excess of $100,000 during the 12-month period ended January 1, 2025 (other than purchase orders entered into in the ordinary course of business); (x) any Contract relating to capital expenditures outside the ordinary course of the Companies’ business that involves total remaining payments by the Companies of more than $100,000 in the aggregate; (xi) any Contract for the sale of any of the assets or properties of the Companies or for the grant to any Person of any preferential rights to purchase any such assets or properties (including a first refusal, first offer or similar preferential right); (xii) any Contract regarding joint ventures, strategic alliances, collaboration, partnerships or other similar Contract or otherwise involving a sharing of profits or losses with any other Person; (xiii) any Contract relating to the acquisition (by merger, purchase of equity or assets or otherwise) of any business or material assets or the equity of any other Person; (xiv) any Contract between any Company and any Insider; (xv) any Contract under which any of the Companies would incur any change in control payment, bonus, severance, incentive equity, deferred compensation or similar compensation obligations to any of their employees or independent contractors in each case by reason of this Agreement or the transactions contemplated herein (including as a result of a termination of such relationship following the consummation of the transactions contemplated by this Agreement); (xvi) any Labor Agreement; (xvii) any Contract with a Governmental Entity; (xviii) any settlement agreement or similar Contract arising out of any Action asserted by any Person (including any Governmental Entity) against any Company or by the Company against any Person at any time since January 1, 2021 or which has ongoing obligations of any party thereto; (xix) any sales agency, sales representation, distributorship, dealer, account manager, broker, franchise or similar Contract; (xx) any Contract that includes a most favored nation, favored customer, or similar provision  “take or pay” provisions, consignment arrangements, agreements to fulfill a Person’s total requirements for goods or services, or similar understanding with a customer or supplier of the Company; and (xxi) any Contract pursuant to which any Company (A) is granted by any Person any license, sublicense, right, consent or non-assertion under or with respect to the Proprietary Rights of any Person, provided, however that licenses for Open Source Software or off-the-shelf Software commercially available on standard terms need not be scheduled or (B) grants to any Person any license, sublicense, right, consent or non-assertion under or with respect to any Proprietary Rights, provided, however that non-exclusive licenses of Owned Proprietary Rights granted by the Company to customers in the ordinary course of business that do not permit further resale or distribution need not be scheduled.

“Net Working Capital” means the excess of the book value of the Companies’ current assets other than Excluded Current Assets over the book value of the Companies’ current liabilities other than Excluded Current Liabilities, in each case as of immediately prior to the Adjustment Time.  Exhibit C sets forth an example showing the calculation of the Target Net Working Capital, which illustrates the line items of the balance sheet and trial balance detail to be included in determining Net Working Capital with any exclusions from such line items noted and the accounting methods, policies, principles, practices and procedures to be used for calculation of the actual Net Working Capital.

“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including Software licensed pursuant to: (i) the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, any Creative Commons “sharealike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (ii) any license under which any Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Optionholder” means any Person who has been issued Options which are outstanding either on the date of this Agreement or the Closing Date, as the case may be.

“Options” means options issued by the Company to acquire Common Stock which are outstanding either on the date of this Agreement or the Closing Date, as the case may be.

“Option Plans” means the Company’s 2017 Employee Stock Option Plan and the 2017 Director Stock Option Plan.

“Order” means any award, decision, injunction, judgment, order, ruling, writ, decree or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or arbitrator.

“Owned Real Properties” means those certain parcels of real estate owned in fee by the Companies and described on Schedule 7.7(a)(i), including all improvements, buildings and fixtures located thereon and all appurtenances thereto.

“Parties” means Buyer, Acquisition, the Company and the Stockholders Agent (on behalf of the Stockholders).

“Payoff Debt” means the Debt of the Companies set forth on Exhibit F.

“Percentage Share” means, with respect to each Stockholder, the percentage set forth on Exhibit H.

“Permitted Liens” means (a) Liens for Taxes, assessments or government charges or levies not yet delinquent, that are being contested in good faith by appropriate proceedings, or may thereafter be paid without penalty, (b) statutory and contractual Liens granted by the Companies to any landlord, lessor or licensor, (c) Liens reflected in the Financial Statements, (d) those Liens reflected on Schedule 7.7(b) as of Closing and marked with an asterisk, (e) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet delinquent, and which are not, individually or in the aggregate, material to the Business of the Companies, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation (other than ERISA), (g) bankers’ Liens with respect to cash and cash equivalents on deposit in one or more accounts, in each case arising in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, (h) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (i) restrictions on sales or transfers of equity securities under applicable securities Laws; and (j) with respect to any Real Properties, in addition to (a)-(i) above, (A) zoning, entitlement, building and other land use and similar laws or regulations imposed by any Governmental Entity having jurisdiction over such Real Properties and any agreements entered into with respect to the same, (B) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Properties which do not materially impair the use or occupancy of such Real Properties in the current operation of the Companies’ businesses, and (C) statutory Liens of landlords for amounts not due and payable, that are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

“Proprietary Rights” means all of the following items, along with all income, royalties, damages and payments due or payable with respect thereto, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, domain names, social media accounts, trade names and corporate names together with all goodwill associated therewith; copyrights registered or unregistered and copyrightable works; and all registrations, applications and renewals for any of the foregoing; Software; rights of privacy and publicity; trade secrets and confidential information (including ideas, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information);  licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

“R&W Policy” means a representation and warranty insurance policy that is being conditionally bound as of the date hereof, and which binder and attached form of policy are attached hereto as Exhibit E. The R&W Policy shall contain a provision satisfactory to Stockholders Agent providing that the insurer shall have no rights of subrogation (except with respect to Fraud) against the Seller Related Parties (as defined in the R&W Policy) with respect to any Losses (as defined in the R&W Policy) and naming the Seller Related Parties as third party beneficiaries with respect to such waiver.

“Real Properties” means, collectively, the Owned Real Properties and the Leased Real Properties.

“Reeves Property” means Reeves Property (DE), LLC, a Delaware limited liability company.

“Reference Balance Sheet” has the meaning set forth in Section 4.2(b).

“Related Person” means, with respect to a particular individual, (i) each other member of such individual’s Family, (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family, or (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, manager, officer, partner, employee, executor or trustee (or in a similar capacity). For purposes of this definition, the “Family” of an individual means the individual’s parents, step-parents, siblings, spouse and issue (including by adoption).

“Release” means any releasing, spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping or presence of Hazardous Materials into or in the Environment.

“Requisite Approval” has the meaning set forth in Section 5.2(g).

“Sanctioned Person” means, at any time, any Person: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) that is the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (iii) 50% or more owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union or (iv) the United Kingdom.

“Seller Released Claims” has the meaning set forth in Section 10.12(a).

“Seller Released Parties” has the meaning set forth in Section 10.3(b)(i).

“Seller Releasing Party” has the meaning set forth in Section 10.12(a).

“Seller Transaction Costs” means the amount representing the sum of all fees and expenses unpaid prior to Closing and incurred by the Companies or the Stockholders Agent in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, including, without limitation, (i) all of the fees and expenses of counsel, investment bankers, brokers, finders, consultants, accountants and other experts incident to the negotiation and preparation of this Agreement and the consummation of the Merger and the other transactions described in this Agreement, including 50% of the fees and expenses of the Escrow Agent required to be paid under the Escrow Agreement, (ii) 50% of the cost of the R&W Policy up to a maximum amount of $200,000, (iii) 50% of the cost of the tail policy pursuant to Section 10.3(a)(vi), and (iv)  the Transaction Payments and the employer portion of any Payroll Taxes associated therewith.  For the avoidance of doubt, Seller Transaction Costs shall exclude (a) the cost of the R&W Policy other than the portion described in clause (ii) above, (b) the cost of the tail policy pursuant to Section 10.3(a)(vi) other than the portion described in clause (iii) above, (c) any Debt, or (d) any current liabilities taken in account in the determination of Net Working Capital (which costs and expenses set forth in subsections (a)-(c) shall be paid by Buyer  as they become due and payable).

“Series A Preferred Stock” means the authorized preferred stock of the Company designated as “Series A Preferred Stock.”

“Software” means any and all: (a) software (including, firmware) or computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, development tools, templates, menus, buttons, images, videos, models and icons; (c) data, databases and compilations of data, including any and all data and collections of data, whether machine readable or otherwise; and (d) documentation and other materials related to any of the foregoing, including programmer notes, user manuals and training materials.

“Stockholders” means all holders of Series A Preferred Stock and Common Stock.

“Stockholders Agent Holdback” means Five Hundred Thousand Dollars ($500,000).

“Subsidiaries” means L.B. White Company, LBW Property, and Reeves Property.

“Tail Policy” has the meaning set forth in Section 10.3(a)(vi).

“Target Net Working Capital” means Twenty Six Million Nine Hundred Seventy Two Thousand Dollars ($26,972,000).

“Tax” (and, with correlative meaning, “Taxable”, “Taxing” and “Taxes”) means any (a) federal, state, county, local, municipal, territorial, foreign or other taxes, imposts, assessments, tariffs and levies, including, without limitation, any income, profits, gross receipts, franchise, estimated, alternative minimum, add-on minimum, intangible, production, customs and import duties, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Tax Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employment, withholding, escheat, unclaimed property, recording, rent, or other tax of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts in respect of the foregoing; and (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Tax Code) (or being included in any Tax Return relating thereto) or any combined, consolidated or unitary group under any similar provision of state local or foreign Law (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligations to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Code” means the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code of 1954, as amended).

“Tax Return” means any return, declaration, report, claim for refund or credit, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination assessment or collection of Taxes or the administration of any Legal Requirement relating to any Taxes.

“Transaction Documents” means this Agreement and the other agreements, certificates, instruments, opinions, or other documents delivered pursuant hereto or thereto or in connection herewith or therewith.

“Transaction Payments” means all sale, transaction, retention, or change in control bonuses or similar bonuses or payments payable or triggered as a result of the consummation of the transactions contemplated by this Agreement.

“Unpaid Pre-Closing Taxes” means, without duplication, unpaid income Taxes of the Companies for the taxable period (or portion thereof) ending on the Closing Date and the immediately preceding taxable period, whether or not such Taxes are due and payable as of the Closing Date and regardless of when such Taxes are payable, in all jurisdictions in which there is a liability for income Taxes (which amount shall equal the sum of such amounts separately calculated for each jurisdiction and Tax period and shall not be less than zero for any jurisdiction or Tax period); provided that, the Unpaid Pre-Closing Taxes shall be determined (A) in accordance with the past practices of the Companies except to the extent changes are required to reflect changes in Legal Requirements or facts since the past applicable Tax filing, (B) to the extent allowed under applicable law at a “more likely than not” or higher level of comfort, by taking into account for the period ending on the Closing Date the Seller Transaction Costs, and (C) by applying the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29, 2011-18 IRB 746 to determine the amount of permitted deductions for any success-based fees that are deductible on the Tax Return for the period ending on the Closing Date. For purposes of determining Unpaid Pre-Closing Taxes, Buyer and the Stockholders Agent shall treat (and shall cause their respective controlled Affiliates to treat) the Closing Date as the last day of the Taxable period during which the Closing occurs.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Legal Requirements.

“Withholding Amount” means all required federal, state or local income Tax, withholding or Social Security, Medicare, state disability unemployment or similar withholding obligations.